Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND

FINANCIAL CONDITION

OVERVIEW OF FINANCIAL SECTION

The financial section of the FedEx Corporation (“FedEx”) Annual Report on Form 10-K (“Annual Report”) consists of the following Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”), the Consolidated Financial Statements and the notes to the Consolidated Financial Statements, and Other Financial Information, all of which include information about our significant accounting policies, practices and the transactions that underlie our financial results. The following MD&A describes the principal factors affecting the results of operations, liquidity, capital resources, contractual cash obligations and the critical accounting estimates of FedEx. The discussion in the financial section should be read in conjunction with the other sections of this Annual Report, particularly “Item 1: Business” and our detailed discussion of risk factors included in this MD&A.

ORGANIZATION OF INFORMATION

Our MD&A is composed of three major sections: Results of Operations, Financial Condition and Critical Accounting Estimates. These sections include the following information:

•

Results of operations includes an overview of our consolidated 2014 results compared to 2013, and 2013 results compared to 2012. This section also includes a discussion of key actions and events that impacted our results, as well as our outlook for 2015.

•	The overview is followed by a financial summary and analysis (including a discussion of both historical operating results and our outlook for 2015) for each of our reportable transportation segments.

•

Our financial condition is reviewed through an analysis of key elements of our liquidity, capital resources and contractual cash obligations, including a discussion of our cash flows and our financial commitments.

•

Critical accounting estimates discusses those financial statement elements that we believe are important to understanding certain of the material judgments and assumptions incorporated in our financial results.

•	We conclude with a discussion of risks and uncertainties that may impact our financial and operating results.

DESCRIPTION OF BUSINESS

We provide a broad portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively, under the respected FedEx brand. Our primary operating companies are Federal Express Corporation (“FedEx Express”), the world’s largest express transportation company; FedEx Ground Package System, Inc. (“FedEx Ground”), a leading North American provider of small-package ground delivery services; and FedEx Freight, Inc. (“FedEx Freight”), a leading U.S. provider of less-than-truckload (“LTL”) freight services. These companies represent our major service lines and, along with FedEx Corporate Services, Inc. (“FedEx Services”), form the core of our reportable segments.

Our FedEx Services segment provides sales, marketing, information technology, communications and certain back-office support to our transportation segments. In addition, the FedEx Services segment provides customers with retail access to FedEx Express and FedEx Ground shipping services through FedEx Office and Print Services, Inc. (“FedEx Office”) and provides customer service, technical support and billing and collection services through FedEx TechConnect, Inc. (“FedEx TechConnect”). See “Reportable Segments” for further discussion and refer to “Item 1: Business” for a more detailed description of each of our operating companies.

The key indicators necessary to understand our operating results include:

•	the overall customer demand for our various services based on macro-economic factors and the global economy;

•	the volumes of transportation services provided through our networks, primarily measured by our average daily volume and shipment weight;

•	the mix of services purchased by our customers;

•	the prices we obtain for our services, primarily measured by yield (revenue per package or pound or revenue per hundredweight and shipment for LTL freight shipments);

•	our ability to manage our cost structure (capital expenditures and operating expenses) to match shifting volume levels; and

•	the timing and amount of fluctuations in fuel prices and our ability to recover incremental fuel costs through our fuel surcharges.

The majority of our operating expenses are directly impacted by revenue and volume levels. Accordingly, we expect these operating expenses to fluctuate on a year-over-year basis consistent with the change in revenues and volumes. Therefore, the discussion of operating expense captions focuses on the key drivers and trends impacting expenses other than changes in revenues and volume. The line item “Other operating expenses” includes costs predominantly associated with outside service contracts (such as security and facility services), insurance, uniforms, professional fees and advertising.

Except as otherwise specified, references to years indicate our fiscal year ended May 31, 2014 or ended May 31 of the year referenced and comparisons are to the prior year. References to our transportation segments include, collectively, our FedEx Express, FedEx Ground and FedEx Freight segments.

RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

The following table compares summary operating results (dollars in millions, except per share amounts) for the years ended May 31:

				Percent Change
	2014	2013(1)	2012(2)	2014/2013		2013/2012
Revenues	$45,567	$44,287	$42,680	3		4

Operating income	3,446	2,551	3,186	35		(20)

Operating margin	7.6%	5.8%	7.5%	180	bp	(170	)bp

Net income	$2,097	$1,561	$2,032	34		(23)

Diluted earnings per share	$6.75	$4.91	$6.41	37		(23)

(1)	Operating expenses include $560 million for business realignment costs and a $100 million impairment charge resulting from the decision to retire 10 aircraft and related engines at FedEx Express.

(2)

Operating expenses include an impairment charge of $134 million resulting from the decision to retire 24 aircraft and related engines at FedEx Express and the reversal of a $66 million legal reserve that was initially recorded in 2011 at FedEx Express.

The following table shows changes in revenues and operating income by reportable segment for 2014 compared to 2013, and 2013 compared to 2012 (dollars in millions):

	Revenues				Operating Income
	Dollar Change		Percent Change		Dollar Change		Percent Change
	2014/ 2013	2013/ 2012	2014/ 2013	2013/ 2012	2014/ 2013	2013/ 2012	2014/ 2013	2013/ 2012
FedEx Express segment(1)	$(50)	$656	—	2	$601	$(701)	86	(50)
FedEx Ground segment(2)	1,039	1,005	10	10	168	29	9	2
FedEx Freight segment(3)	356	119	7	2	109	47	46	25
FedEx Services segment	(44)	(91)	(3)	(5)	—	—	—	—
Corporate, eliminations and other	(21)	(82)	NM	NM	17	(10)	(7)	5

	$1,280	$1,607	3	4	$895	$(635)	35	(20)

(1)

FedEx Express segment 2013 operating expenses include $405 million of direct and allocated business realignment costs and an impairment charge of $100 million resulting from the decision to retire 10 aircraft and related engines. Additionally, FedEx Express segment 2012 operating expenses include an impairment charge of $134 million resulting from the decision to retire 24 aircraft and related engines and the reversal of a $66 million legal reserve that was initially recorded in 2011. In addition, amounts have been revised to conform to the change in segment presentation regarding the allocation of corporate headquarters costs.

(2)

FedEx Ground segment 2013 operating expenses include $105 million of allocated business realignment costs. In addition, amounts have been revised to conform to the change in segment presentation regarding the allocation of corporate headquarters costs.

(3)

FedEx Freight segment 2013 operating expenses include $50 million of direct and allocated business realignment costs. In addition, amounts have been revised to conform to the change in segment presentation regarding the allocation of corporate headquarters costs.

Overview

Our revenues and earnings for 2014 increased due to improved performance of all our transportation segments. In addition, our 2014 results benefited from lower pension expense, our voluntary employee severance program and reduced variable incentive compensation, partially offset by the significant negative net impact of fuel, an estimated $70 million year-over-year negative impact of severe weather and one fewer operating day. Our year-over-year earnings comparisons benefited from the inclusion in the prior year results of business realignment costs and an aircraft impairment charge (described below).

In 2014, we repurchased an aggregate of $4.9 billion of our common stock through open market purchases and through accelerated share repurchase (“ASR”) agreements with two banks. Share repurchases in 2014 had a modest positive impact on earnings per diluted share. See additional information on the share repurchase program in Note 1 of the accompanying consolidated financial statements.

Our 2013 results include business realignment costs of $560 million, primarily related to our voluntary cash buyout program. Furthermore, in 2013, we retired from service 10 aircraft and related engines, which resulted in a noncash asset impairment charge of $100 million. These items negatively impacted our earnings by $1.31 per diluted share. Beyond these factors, our results for 2013 benefited from the strong performance of FedEx Ground, which continued to grow market share, and ongoing profit improvement at FedEx Freight. However, a decline in profitability was experienced at our FedEx Express segment resulting from ongoing shifts in demand from our priority international services to economy international services which could not be fully offset by network cost and capacity reductions in 2013.

The following graphs for FedEx Express, FedEx Ground and FedEx Freight show selected volume trends (in thousands) for the years ended May 31:

(1)	International domestic average daily package volume represents our international intra-country express operations, including countries such as India, Mexico and Brazil.

The following graphs for FedEx Express, FedEx Ground and FedEx Freight show selected yield trends for the years ended May 31:

FedEx Express
U.S. Domestic
Revenue per Package - Yield
$19.00
$18.00
$17.00
$16.00
$15.00
$14.00
$15.59
$17.12
$17.33
$17.42
2011
2012
2013
2014

FedEx Express
International
Revenue per Package - Yield
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$-
$56.08
$60.83
$58.72
$58.92
$7.38
$6.74
$6.99
$6.95
2011
2012
2013
2014
International export composite
International domestic

FedEx Ground
Revenue per Package - Yield
$10.00
$8.00
$6.00
$4.00
$2.00
$-
$8.17
$8.77
$8.94
$9.10
$1.72
$1.81
$1.77
$1.78
2011
2012
2013
2014
FedEx Ground
FedEx SmartPost

FedEx Freight
LTL Revenue per Shipment
$250.00
$240.00
$230.00
$220.00
$210.00
$200.00
$208.63
$226.24
$231.52
$234.23
2011
2012
2013
2014

Revenue

Revenues increased 3% in 2014, primarily due to higher volumes at FedEx Ground and FedEx Freight and yield increases at FedEx Ground. Revenues at all of our transportation segments in 2014 were negatively impacted by one fewer operating day and unusually severe weather. At our FedEx Ground segment, revenues increased 10% in 2014 due to higher volume from market share gains and increased yields as a result of rate increases. Revenues at FedEx Freight increased 7% during 2014 primarily due to higher average daily LTL shipments and revenue per LTL shipment. At FedEx Express, revenues were flat as lower fuel surcharges and lower freight revenue were offset by revenue growth in our base U.S. and international export package business and growth in our freight-forwarding business at FedEx Trade Networks. The continuing demand shift from our priority international services to our economy international services dampened revenue growth at FedEx Express.

Revenues increased 4% in 2013 primarily driven by increases in international domestic revenue at FedEx Express and volume growth at FedEx Ground. At FedEx Ground, revenues increased 10% in 2013 primarily due to volume growth from market share gains. At FedEx Express, revenues increased 2% due to increases in international domestic revenues from recent acquisitions and growth in our freight-forwarding business at FedEx Trade Networks. Base revenue growth at FedEx Express in 2013 was constrained by global economic conditions as shifts in demand from our priority international services to our economy international services and lower rates resulted in declines in international export package yields. At FedEx Freight, revenues increased 2% in 2013 as a result of higher yield and average daily LTL shipments.

Operating Income

The following tables compare operating expenses expressed as dollar amounts (in millions) and as a percent of revenue for the years ended May 31:

	2014	2013		2012
Operating expenses:
Salaries and employee benefits	$16,555	$16,570		$16,099
Purchased transportation	8,011	7,272		6,335
Rentals and landing fees	2,622	2,521		2,487
Depreciation and amortization	2,587	2,386		2,113
Fuel	4,557	4,746		4,956
Maintenance and repairs	1,862	1,909		1,980
Business realignment, impairment and other charges	—	660	(1)	134	(2)
Other	5,927	5,672		5,390

Total operating expenses	$42,121	$41,736		$39,494

	Percent of Revenue
	2014	2013	2012
Operating expenses:
Salaries and employee benefits	36.3%	37.4%	37.7%
Purchased transportation	17.6	16.4	14.9
Rentals and landing fees	5.7	5.7	5.8
Depreciation and amortization	5.7	5.4	5.0
Fuel	10.0	10.7	11.6
Maintenance and repairs	4.1	4.3	4.6
Business realignment, impairment and other charges	—	1.5 (1)	0.3 (2)
Other	13.0	12.8	12.6

Total operating expenses	92.4	94.2	92.5

Operating margin	7.6%	5.8%	7.5%

(1)	Includes predominantly severance costs associated with our voluntary buyout program and charges resulting from the decision to retire 10 aircraft and related engines at FedEx Express.

(2)	Represents charges resulting from the decision to retire 24 aircraft and related engines at FedEx Express.

Operating income increased in 2014 primarily as a result of increased yields and higher volumes at FedEx Ground and FedEx Express and improved volumes, revenue per shipment and operational efficiencies at FedEx Freight. Our results for all our transportation segments were positively impacted by the inclusion in 2013 of costs associated with our business realignment program and an aircraft impairment charge as described below. Operating income in 2014 included a significant negative net impact of fuel, one fewer operating day and year-over-year impact of unusually severe weather.

Purchased transportation costs increased 10% in 2014 due to volume growth at FedEx Ground, higher utilization of third-party transportation providers at FedEx Express, including recent business acquisitions at FedEx Express, higher utilization of third-party transportation providers at FedEx Freight and the expansion of our freight-forwarding business at FedEx Trade Networks. Depreciation and amortization expense increased 8% in 2014 primarily due to accelerated depreciation on certain aircraft scheduled for retirement, and aircraft recently placed in service at FedEx Express. Salaries and employee benefits expense in 2014 was flat due to the benefits from our voluntary employee buyout program, lower pension expense, the delayed timing or absence of merit increases for many of our employees and reduced variable incentive compensation. Maintenance and repairs decreased 2% in 2014 due to network adjustments at FedEx Express and the continued modernization of our aircraft fleet, which impacted the timing of certain maintenance events.

In 2013, our operating income and operating margin decreased primarily due to the impact of business realignment costs, aircraft impairment charges and accelerated aircraft depreciation. Beyond these factors, operating income was positively impacted in 2013 by higher volumes and increased yields at our FedEx Ground segment and by increased yields and higher volumes at our FedEx Freight segment. However, the ongoing shifts in demand from priority international services to economy international services and lower rates resulted in a substantial decline in profitability at FedEx Express.

Purchased transportation increased 15% in 2013 due to volume growth at FedEx Ground, international business acquisitions during the year and the expansion of our freight forwarding business at FedEx Trade Networks. Salaries and benefits increased 3% in 2013 primarily due to increases in pension and group health insurance costs, partially offset by lower incentive compensation accruals. Other expenses increased 5% in 2013 primarily due to the impact of international acquisitions and the reversal in 2012 of a legal reserve.

Fuel

The following graph for our transportation segments shows our average cost of jet and vehicle fuel per gallon for the years ended May 31:

Fuel expense decreased 4% during 2014 primarily due to lower average price per gallon of jet fuel and lower aircraft fuel usage. However, fuel prices represent only one component of the two factors we consider meaningful in understanding the impact of fuel on our business. Consideration must also be given to the fuel surcharge revenue we collect. Accordingly, we believe discussion of the net impact of fuel on our results, which is a comparison of the year-over-year change in these two factors, is important to understand the impact of fuel on our business. In order to provide information about the impact of fuel surcharges on the trend in revenue and yield growth, we have included the comparative weighted-average fuel surcharge percentages in effect for 2014, 2013 and 2012 in the accompanying discussions of each of our transportation segments.

The index used to determine the fuel surcharge percentage for our FedEx Freight business adjusts weekly, while our fuel surcharges for FedEx Express and FedEx Ground businesses incorporate a timing lag of approximately six to eight weeks before they are adjusted for changes in fuel prices. For example, the fuel surcharge index in effect at FedEx Express in May 2014 was set based on March 2014 fuel prices. In addition, the structure of the table that is used to determine our fuel surcharge at FedEx Express and FedEx Ground does not adjust immediately for changes in fuel price, but allows for the fuel surcharge revenue charged to our customers to remain unchanged as long as fuel prices remain within certain ranges.

Beyond these factors, the manner in which we purchase fuel also influences the net impact of fuel on our results. For example, our contracts for jet fuel purchases at FedEx Express are tied to various indices, including the U.S. Gulf Coast index. While many of these indices are aligned, each index may fluctuate at a different pace, driving variability in the prices paid for jet fuel. Furthermore, under these contractual arrangements, approximately 70% of our jet fuel is purchased based on the index price for the preceding week, with the remainder of our purchases tied to the index price for the preceding month, rather than based on daily spot rates. These contractual provisions mitigate the impact of rapidly changing daily spot rates on our jet fuel purchases.

Because of the factors described above, our operating results may be affected should the market price of fuel suddenly change by a significant amount or change by amounts that do not result in an adjustment in our fuel surcharges, which can significantly affect our earnings either positively or negatively in the short-term.

The net impact of fuel had a significant negative impact on operating income in 2014. This was driven by decreased fuel surcharge revenue during 2014 versus prior year, which was slightly offset by the year-over-year decrease in fuel prices.

The net impact of fuel on our operating results does not consider the effects that fuel surcharge levels may have on our business, including changes in demand and shifts in the mix of services purchased by our customers. While fluctuations in fuel surcharge percentages can be significant from period to period, fuel surcharges represent one of the many individual components of our pricing structure that impact our overall revenue and yield. Additional components include the mix of services sold, the base price and extra service charges we obtain for these services and the level of pricing discounts offered.

Fuel expense decreased 4% during 2013 primarily due to lower jet fuel prices and lower aircraft fuel usage. The net impact of fuel had a negative impact on operating income in 2013.

Interest Expense

Interest expense increased $78 million in 2014 primarily due to increased interest expense from our January 2014 debt offering, 2013 debt issuances and a reduction in capitalized interest. Interest expense increased $30 million in 2013 primarily due to a reduction in capitalized interest and increased interest expense from 2013 debt issuances.

Income Taxes

Our effective tax rate was 36.3% in 2014, 36.4% in 2013 and 35.3% in 2012. Our 2012 rate was favorably impacted by the conclusion of the Internal Revenue Service (“IRS”) audit of our 2007-2009 consolidated income tax returns. Our permanent reinvestment strategy with respect to unremitted earnings of our foreign subsidiaries provided a 1.2% benefit to our 2014 effective tax rate. Our cumulative permanently reinvested foreign earnings were $1.6 billion at the end of 2014 and $1.3 billion at the end of 2013.

The components of the provision for federal income taxes for the years ended May 31 were as follows (in millions):

	2014	2013	2012
Current	$624	$512	$(120)
Deferred	238	175	947

Total Federal Provision	$862	$687	$827

Our current federal income tax expenses in 2012, and to a lesser extent 2013 and 2014, were significantly reduced by accelerated depreciation deductions we claimed under provisions of the American Taxpayer Relief Act of 2013 and the Tax Relief and the Small Business Jobs Acts of 2010. Those Acts, designed to stimulate new business investment in the U.S., accelerated our depreciation deductions for qualifying investments, such as our Boeing 777 Freighter (“B777F”) aircraft. These were timing benefits only, in that depreciation benefits accelerated into an earlier year are foregone in later years.

For 2015, we expect our effective tax rate to be between 36.0% and 37.0%. The actual rate, however, will depend on a number of factors, including the amount and source of operating income. We also expect our current federal income tax expense to increase in 2015 due to expected higher earnings, along with other items such as lower accelerated depreciation benefits.

Additional information on income taxes, including our effective tax rate reconciliation, liabilities for uncertain tax positions and our global tax profile can be found in Note 12 of the accompanying consolidated financial statements.

Business Acquisitions

On May 1, 2014, we expanded the international service offerings of FedEx Express by completing our acquisition of the businesses operated by our previous service provider Supaswift (Pty) Ltd. in seven countries in Southern Africa, for $36 million in cash from operations. A significant amount of the purchase price was allocated to goodwill, which was entirely attributed to our FedEx Express reporting unit. This acquisition gives us an established regional ground network and extensive knowledge of the Southern African region.

In 2013, we completed our acquisitions of Rapidão Cometa Logística e Transporte S.A., a Brazilian transportation and logistics company, for $398 million; TATEX, a French express transportation company, for $55 million; and Opek Sp. z o.o., a Polish domestic express package delivery company, for $54 million.

In 2012, we completed our acquisition of Servicios Nacionales Mupa, S.A. de C.V. (MultiPack), a Mexican domestic express package delivery company, for $128 million.

These acquisitions were completed using cash from operations. The financial results of these acquired businesses are included in the FedEx Express segment from the date of acquisition and were not material, individually or in the aggregate, to our results of operations and therefore, pro forma financial information has not been presented.

Profit Improvement Programs

During 2013, we announced profit improvement programs primarily through initiatives at FedEx Express and FedEx Services targeting annual profitability improvement of $1.6 billion at FedEx Express. We expect the majority of the benefits from our profit improvement programs to occur in 2015 and 2016 as our various cost reduction and efficiency initiatives gain traction. Our plans position FedEx Express to exit 2016 with a run rate of $1.6 billion in additional operating profit from the 2013 base business. Our ability to achieve the profit improvement target and other benefits from these programs is dependent upon a number of factors, including the health of the global economy and future customer demand.

During 2014, we completed a program to offer voluntary cash buyouts to eligible U.S.-based employees in certain staff functions. As a result of this program, approximately 3,600 employees left the company. Costs of the benefits provided under the voluntary employee severance program were recognized in 2013 when eligible employees accepted their offers. Payments under this program were made at the time of departure and totaled approximately $300 million in 2014 and $180 million in 2013.

The cost of the program is included in the caption “Business realignment, impairment and other charges” in our consolidated statements of income. Also included in that caption are other external costs directly attributable to our business realignment activities, such as professional fees. See Note 1 of the accompanying consolidated financial statements for further discussion of the voluntary employee severance program.

In addition, see the “Long-lived Assets” section of our “Critical Accounting Estimates” for a discussion of fleet modernization actions taken in 2013 and 2012.

Outlook

We anticipate revenue and earnings growth in 2015 driven by ongoing improvements in the results of all of our transportation segments as our expectations for moderate global economic growth drive volume and yield improvements. Our results in 2015 will benefit from continued execution of the profit improvement programs noted above, including our voluntary employee severance program. This program provided a modest benefit in 2014 due to the staggered nature of the employee departure dates. However, the full benefit of the voluntary severance program will be realized in 2015. Our earnings per share results for 2015 will also benefit from our share repurchase program announced in 2014 (a benefit of approximately $0.45 per diluted share) and lower pension expense due to strong asset returns in 2014. Our expectations for earnings growth in 2015 are dependent on key external factors including fuel prices and the pace of improvement in the global economy.

Our capital expenditures for 2015 are expected to increase to approximately $4.2 billion for additional aircraft deliveries in 2015 to support our fleet modernization program and continued expansion of the FedEx Ground network. We will continue to evaluate our investments in critical long-term strategic projects to ensure our capital expenditures generate high returns on investments and are balanced with our outlook for global economic conditions. For additional details on key 2015 capital projects, refer to the “Capital Resources” and “Liquidity Outlook” sections of this MD&A.

Our outlook assumes no year-over-year net fuel impact and is dependent upon a stable pricing environment for fuel, as volatility in fuel prices impacts our fuel surcharge levels, fuel expense and demand for our services. Volatility in fuel costs may impact earnings because adjustments to our fuel surcharges lag changes in actual fuel prices paid. Therefore, the trailing impact of adjustments to our fuel surcharges can significantly affect our earnings either positively or negatively in the short-term.

As described in Note 18 of the accompanying consolidated financial statements and the “Independent Contractor Model” section of our FedEx Ground segment MD&A, we are involved in a number of lawsuits and other proceedings that challenge the status of FedEx Ground’s owner-operators as independent contractors. FedEx Ground anticipates continuing changes to its relationships with its owner-operators. The nature, timing and amount of any changes are dependent on the outcome of numerous future events. We cannot reasonably estimate the potential impact of any such changes or a meaningful range of potential outcomes, although they could be material. However, we do not believe that any such changes will impair our ability to operate and profitably grow our FedEx Ground business.

See “Risk Factors” for a discussion of these and other potential risks and uncertainties that could materially affect our future performance.

Seasonality of Business

Our businesses are cyclical in nature, as seasonal fluctuations affect volumes, revenues and earnings. Historically, the U.S. express package business experiences an increase in volumes in late November and December. International business, particularly in the Asia-to-U.S. market, peaks in October and November in advance of the U.S. holiday sales season. Our first and third fiscal quarters, because they are summer vacation and post winter-holiday seasons, have historically experienced lower volumes relative to other periods. Normally, the fall is the busiest shipping period for FedEx Ground, while late December, June and July are the slowest periods. For FedEx Freight, the spring and fall are the busiest periods and the latter part of December through February is the slowest period. For FedEx Office, the summer months are normally the slowest periods. Shipment levels, operating costs and earnings for each of our companies can also be adversely affected by inclement weather, particularly the impact of severe winter weather in our third fiscal quarter.

RECENT ACCOUNTING GUIDANCE

New accounting rules and disclosure requirements can significantly impact our reported results and the comparability of our financial statements.

On June 1, 2013, we adopted the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) requiring additional information about reclassification adjustments out of accumulated other comprehensive income, including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. We have adopted this guidance by including expanded accumulated other comprehensive income disclosure requirements in Note 9 of our consolidated financial statements.

On May 28, 2014, the FASB and International Accounting Standards Board issued a new accounting standard that will supersede virtually all existing revenue recognition guidance under US GAAP (and International Financial Reporting Standards). This standard will be effective for us beginning in fiscal 2018. The fundamental principles of the new guidance are that companies should recognize revenue in a manner that reflects the timing of the transfer of services to customers and the amount of revenue recognized reflects the consideration that a company expects to receive for the goods and services provided. The new guidance establishes a five-step approach for the recognition of revenue. Based on our preliminary assessment, we do not anticipate that the new guidance will fundamentally change our revenue recognition policies, practices or systems.

We believe that no other new accounting guidance was adopted or issued during 2014 that is relevant to the readers of our financial statements. However, there are numerous new proposals under development which, if and when enacted, may have a significant impact on our financial reporting.

REPORTABLE SEGMENTS

FedEx Express, FedEx Ground and FedEx Freight represent our major service lines and, along with FedEx Services, form the core of our reportable segments. Our reportable segments include the following businesses:

FedEx Express Segment	FedEx Express (express transportation)
FedEx Trade Networks (air and ocean freight forwarding and customs brokerage)
FedEx SupplyChain Systems (logistics services)

FedEx Ground Segment	FedEx Ground (small-package ground delivery)
FedEx SmartPost (small-parcel consolidator)

FedEx Freight Segment	FedEx Freight (LTL freight transportation)
FedEx Custom Critical (time-critical transportation)

FedEx Services Segment	FedEx Services (sales, marketing, information technology, communications and back-office functions)
FedEx TechConnect (customer service, technical support, billings and collections)
FedEx Office (document and business services and package acceptance)

FEDEX SERVICES SEGMENT

The FedEx Services segment operates combined sales, marketing, administrative and information technology functions in shared services operations that support our transportation businesses and allow us to obtain synergies from the combination of these functions. For the international regions of FedEx Express, some of these functions are performed on a regional basis by FedEx Express and reported in the FedEx Express segment in their natural expense line items. The FedEx Services segment includes: FedEx Services, which provides sales, marketing, information technology, communications and certain back-office support to our other companies; FedEx TechConnect, which is responsible for customer service, technical support, billings and collections for U.S. customers of our major business units; and FedEx Office, which provides an array of document and business services and retail access to our customers for our package transportation businesses.

The FedEx Services segment provides direct and indirect support to our transportation businesses, and we allocate all of the net operating costs of the FedEx Services segment (including the net operating results of FedEx Office) to reflect the full cost of operating our transportation businesses in the results of those segments. Within the FedEx Services segment allocation, the net operating results of FedEx Office, which are an immaterial component of our allocations, are allocated to FedEx Express and FedEx Ground. We review and evaluate the performance of our transportation segments based on operating income (inclusive of FedEx Services segment allocations). For the FedEx Services segment, performance is evaluated based on the impact of its total allocated net operating costs on our transportation segments.

The operating expenses line item “Intercompany charges” on the accompanying unaudited financial summaries of our transportation segments reflects the allocations from the FedEx Services segment to the respective transportation segments. The “Intercompany charges” caption also includes charges and credits for administrative services provided between operating companies. The allocations of net operating costs are based on metrics such as relative revenues or estimated services provided. We believe these allocations approximate the net cost of providing these functions and our allocation methodologies are refined as necessary to reflect changes in our businesses.

We ceased allocating to our transportation segments the costs associated with our corporate headquarters division. These costs included services related to general oversight functions, including executive officers and certain legal and finance functions. This change allows for additional transparency and improved management of our corporate oversight costs. These costs were previously included in the operating expenses line item “Intercompany charges” on the accompanying unaudited financial summaries of our transportation segments. These costs are included in “Corporate, eliminations and other” in our segment reporting and reconciliations. Prior year amounts have been revised to conform to the current year segment presentation.

OTHER INTERSEGMENT TRANSACTIONS

Certain FedEx operating companies provide transportation and related services for other FedEx companies outside their reportable segment. Billings for such services are based on negotiated rates, which we believe approximate fair value, and are reflected as revenues of the billing segment. These rates are adjusted from time to time based on market conditions. Such intersegment revenues and expenses are eliminated in our consolidated results and are not separately identified in the following segment information, because the amounts are not material.

FEDEX EXPRESS SEGMENT

FedEx Express offers a wide range of U.S. domestic and international shipping services for delivery of packages and freight including priority services, which provide time-definite delivery within one, two or three business days worldwide, and deferred or economy services, which provide time-definite delivery within five business days worldwide. The following tables compare revenues, operating expenses, operating expenses as a percent of revenue, operating income and operating margin (dollars in millions) for the years ended May 31:

				Percent Change
	2014	2013	2012	2014/ 2013		2013/ 2012
Revenues:
Package:
U.S. overnight box	$6,555	$6,513	$6,546	1		(1)
U.S. overnight envelope	1,636	1,705	1,747	(4)		(2)
U.S. deferred	3,188	3,020	3,001	6		1

Total U.S. domestic package revenue	11,379	11,238	11,294	1		—
International priority	6,451	6,586	6,849	(2)		(4)
International economy	2,229	2,046	1,859	9		10

Total international export package revenue	8,680	8,632	8,708	1		(1)
International domestic(1)	1,446	1,398	853	3		64

Total package revenue	21,505	21,268	20,855	1		2
Freight:
U.S.	2,355	2,562	2,498	(8)		3
International priority	1,594	1,678	1,827	(5)		(8)
International airfreight	205	276	307	(26)		(10)

Total freight revenue	4,154	4,516	4,632	(8)		(3)
Other(2)	1,462	1,387	1,028	5		35

Total revenues	27,121	27,171	26,515	—		2
Operating expenses:
Salaries and employee benefits	9,914	10,045	9,657	(1)		4
Purchased transportation	2,511	2,331	1,828	8		28
Rentals and landing fees	1,705	1,684	1,680	1		—
Depreciation and amortization	1,488	1,350	1,169	10		15
Fuel	3,943	4,130	4,304	(5)		(4)
Maintenance and repairs	1,182	1,244	1,332	(5)		(7)
Business realignment, impairment and other charges(3)	—	243	134	NM		NM
Intercompany charges(4)	1,898	2,234	2,052	(15)		9
Other(5)	3,179	3,210	2,958	(1)		9

Total operating expenses	25,820	26,471	25,114	(2)		5

Operating income	$1,301	$700	$1,401	86		(50)

Operating margin(6)	4.8%	2.6%	5.3%	220	bp	(270	)bp

	Percent of Revenue
	2014	2013	2012
Operating expenses:
Salaries and employee benefits	36.5%	37.0%	36.4%
Purchased transportation	9.3	8.6	6.9
Rentals and landing fees	6.3	6.2	6.3
Depreciation and amortization	5.5	5.0	4.4
Fuel	14.5	15.2	16.2
Maintenance and repairs	4.4	4.6	5.0
Business realignment, impairment and other charges(3)	—	0.9	0.5
Intercompany charges(4)	7.0	8.1	7.8
Other(5)	11.7	11.8	11.2

Total operating expenses	95.2	97.4	94.7

Operating margin(6)	4.8%	2.6%	5.3%

(1)	International domestic revenues represent our international intra-country express operations including countries such as Mexico and Brazil.

(2)	Includes FedEx Trade Networks and FedEx SupplyChain Systems.

(3)

2013 includes $143 million of predominantly severance costs associated with our voluntary buyout program and a $100 million impairment charge resulting from the decision to retire 10 aircraft and related engines. 2012 represents impairment charges resulting from the decision to retire 24 aircraft and related engines.

(4)

Includes allocations of $262 million in 2013 for business realignment costs. In addition, amounts have been revised to conform to the change in segment presentation regarding the allocation of corporate headquarters costs.

(5)

Includes predominantly costs associated with outside service contracts (such as security, facility services and cargo handling), professional fees, uniforms, insurance and advertising. 2012 includes reversal of a $66 million legal reserve that was initially recorded in 2011.

(6)

The direct and indirect charges described in notes (3) and (4) above reduced 2013 operating margin by 190 basis points. The charges and credit described in notes (3) and (5) above reduced 2012 operating margin by 20 basis points.

The following table compares selected statistics (in thousands, except yield amounts) for the years ended May 31:

				Percent Change
	2014	2013	2012	2014/ 2013	2013/ 2012
Package Statistics(1)
Average daily package volume (ADV):
U.S. overnight box	1,164	1,134	1,146	3	(1)
U.S. overnight envelope	538	574	586	(6)	(2)
U.S. deferred	869	835	845	4	(1)

Total U.S. domestic ADV	2,571	2,543	2,577	1	(1)
International priority	410	421	421	(3)	—
International economy	170	155	138	10	12

Total international export ADV	580	576	559	1	3
International domestic(2)	819	785	495	4	59

Total ADV	3,970	3,904	3,631	2	8

Revenue per package (yield):
U.S. overnight box	$22.18	$22.52	$22.31	(2)	1
U.S. overnight envelope	11.97	11.66	11.65	3	—
U.S. deferred	14.44	14.18	13.87	2	2
U.S. domestic composite	17.42	17.33	17.12	1	1
International priority	61.88	61.28	63.47	1	(3)
International economy	51.75	51.77	52.77	—	(2)
International export composite	58.92	58.72	60.83	—	(3)
International domestic(2)	6.95	6.99	6.74	(1)	4
Composite package yield	21.32	21.36	22.44	—	(5)
Freight Statistics(1)
Average daily freight pounds:
U.S.	7,854	7,612	7,487	3	2
International priority	2,922	3,048	3,303	(4)	(8)
International airfreight	798	1,066	1,171	(25)	(9)

Total average daily freight pounds	11,574	11,726	11,961	(1)	(2)

Revenue per pound (yield):
U.S.	$1.18	$1.32	$1.30	(11)	2
International priority	2.15	2.16	2.16	—	—
International airfreight	1.01	1.01	1.02	—	(1)
Composite freight yield	1.41	1.51	1.51	(7)	—

(1)	Package and freight statistics include only the operations of FedEx Express.

(2)	International domestic statistics represent our international intra-country express operations, including countries such as Mexico and Brazil.

FedEx Express Segment Revenues

FedEx Express segment revenues were flat in 2014. Lower fuel surcharges, lower freight revenue, lower exchange rates and one fewer operating day were offset by revenue growth in our U.S. and international export package base business and the growth of our freight-forwarding business at FedEx Trade Networks. In addition, the continuing demand shift from our priority international services to our economy international services dampened revenue growth.

Freight yields decreased 7% in 2014 due to lower fuel surcharges and lower rates. Freight average daily pounds decreased by 1% in 2014 due to weakness in global economic conditions and capacity reductions. U.S. domestic yields increased 1% in 2014 primarily due to higher rates and weight per package, partially offset by lower fuel surcharges. International export package revenues increased 1% in 2014 as base business growth was offset by lower fuel surcharges and the demand shift to our lower-yielding economy services. International priority yields increased 1% in 2014, while international priority volumes declined 3%. Within this category, volumes for lower-yielding distribution services declined, while international priority volumes, excluding these distribution services, increased 1%. International domestic average daily volumes increased 4% in 2014 primarily due to prior year international business acquisitions.

FedEx Express segment revenues increased 2% in 2013 primarily due to the impact of international acquisitions during the year and growth in our freight-forwarding business at FedEx Trade Networks. Revenue growth was constrained by global economic conditions as revenue growth from higher international export volume was offset by decreased yields due to shifts in demand from our priority international services to our economy international services, as well as lower rates. In 2013, international domestic revenues increased 64% due to acquisitions in Brazil, France and Poland. International export revenues were down in 2013 as revenue per package decreased 3% due to the demand shift to our lower-yielding economy services and lower rates, while volume increased 3% driven by our economy services. A decrease in U.S. domestic package volumes more than offset an increase in U.S. domestic package yield, resulting in slightly lower U.S. domestic package revenues in 2013. Total average daily freight pounds decreased 2% in 2013 due to weakness in economic global conditions.

Our U.S. domestic and outbound fuel surcharge and the international fuel surcharges ranged as follows for the years ended May 31:

	2014	2013	2012
U.S. Domestic and Outbound Fuel Surcharge:
Low	8.00%	10.00%	11.50%
High	10.50	14.50	16.50
Weighted-average	9.47	11.84	14.23

International Fuel Surcharges:
Low	12.00	12.00	13.50
High	19.00	20.50	23.00
Weighted-average	16.26	17.02	17.45

In January 2014, we implemented a 3.9% average list price increase for FedEx Express U.S. domestic, U.S. export and U.S. import services. In January 2013, we implemented a 5.9% average list price increase for FedEx Express U.S. domestic, U.S. export and U.S. import services, while we lowered our fuel surcharge index by two percentage points.

FedEx Express Segment Operating Income

FedEx Express operating income and operating margin in 2014 were positively impacted by the inclusion in 2013 of costs associated with our business realignment program and an aircraft impairment charge as discussed below. In addition, FedEx Express results in 2014 benefited from the revenue growth in our U.S. and international export package business, lower pension expense, our voluntary employee severance program and lower maintenance expense. These factors were partially offset by lower freight revenues, a significant negative net impact of fuel and higher depreciation expense. In addition, operating income in 2014 reflects one fewer operating day and year-over-year negative impact of severe weather.

In 2014, salaries and employee benefits decreased 1% due to lower pension expense, the delayed timing or absence of annual merit increases for many of our employees, benefits from our voluntary employee severance program and lower variable incentive compensation. Intercompany charges decreased 15% in 2014 due to the inclusion in the prior year results of costs associated with the business realignment program at FedEx Services, as well as lower allocated sales and information technology costs. Purchased transportation costs increased 8% in 2014 due to higher utilization of third-party transportation providers, including recent business acquisitions, and costs associated with the expansion of our freight-forwarding business at FedEx Trade Networks. Depreciation and amortization expense increased 10% during 2014 as a result of $74 million of year-over-year incremental accelerated depreciation due to the shortened life of certain aircraft scheduled for retirement, and aircraft recently placed into service.

FedEx Express aircraft maintenance and repairs costs are largely driven by aircraft utilization and required periodic maintenance events. When newer aircraft are introduced into our operating fleet, less maintenance costs are incurred. As a part of our fleet modernization program, FedEx Express has retired older, less efficient aircraft prior to required periodic maintenance events and has introduced newer aircraft into the fleet. FedEx Express maintenance and repairs costs decreased 5% in 2014 due to network reductions and the benefits from the retirement of aircraft and related engines, as well as the timing of major maintenance events. Maintenance and repairs costs decreased 7% in 2013 due to the benefits from the retirement of aircraft and related engines, as well as the timing of major maintenance events.

Fuel costs decreased 5% in 2014 due to lower aircraft fuel prices and usage. The net impact of fuel had a significant negative impact on operating income in 2014. See the “Fuel” section of this MD&A for a description and additional discussion of the net impact of fuel on our operating results.

FedEx Express segment operating results in 2013 were negatively impacted by $405 million of costs associated with our business realignment program, both directly and through intercompany allocations. Additionally, results for 2013 were negatively impacted by a $100 million impairment charge as a result of the decision to retire 10 aircraft and related engines from service. FedEx Express incurred $69 million in year-over-year incremental accelerated depreciation costs in 2013 due to the decision in 2012 to shorten the lives of certain aircraft scheduled for retirement. Operating income and operating margin also decreased in 2013 due to the demand shift toward lower-yielding international services. Operating comparisons were also impacted by an aircraft impairment charge in 2012 and a reversal of a legal reserve that was initially recorded in 2011.

Purchased transportation costs increased 28% in 2013 due to international acquisitions during the year and costs associated with the expansion of our freight forwarding business at FedEx Trade Networks. Salaries and benefits increased 4% in 2013 due to international acquisitions and higher pension costs, partially offset by lower incentive compensation accruals. Other operating expenses increased 9% due to the impact of international acquisitions and the negative year-over-year comparison of the legal reserve accrual reversal in 2012. Depreciation and amortization expense increased 15% in 2013 as a result of additional aircraft placed into service and accelerated depreciation due to the shortened life of certain aircraft.

Fuel costs decreased 4% in 2013 due to lower jet fuel prices and lower aircraft fuel usage. The net impact of fuel had a slightly positive impact in 2013.

FedEx Express Segment Outlook

We expect revenues and earnings to increase at FedEx Express during 2015 primarily due to improved U.S. domestic and international export package yields, as we continue to focus on revenue quality while managing costs. In addition, we expect operating income to improve through ongoing execution of our profit improvement programs, including managing network capacity to match customer demand, reducing structural costs, modernizing our fleet and driving productivity increases throughout our U.S. and international operations. These benefits will be partially offset by higher maintenance expense due to the timing of engine maintenance events, higher salaries and wages as we reinstate merit increases for many employees, and higher depreciation expense driven by ongoing accelerated depreciation due to fleet modernization.

Capital expenditures at FedEx Express are expected to increase in 2015 driven by our aircraft fleet modernization programs. In connection with our profit improvement program, we will continue to modernize our aircraft fleet at FedEx Express during 2015 by adding newer aircraft that are more reliable, fuel-efficient and technologically advanced, and retiring older, less-efficient aircraft.

FEDEX GROUND SEGMENT

FedEx Ground service offerings include day-certain service delivery to businesses in the U.S. and Canada and to nearly 100% of U.S. residences. FedEx SmartPost consolidates high-volume, low-weight, less time-sensitive business-to-consumer packages and utilizes the United States Postal Service (“USPS”) for final delivery. The following tables compare revenues, operating expenses, operating expenses as a percent of revenue, operating income and operating margin (dollars in millions) and selected package statistics (in thousands, except yield amounts) for the years ended May 31:

				Percent Change
	2014	2013	2012	2014/ 2013		2013/ 2012
Revenues:
FedEx Ground	$10,634	$9,652	$8,791	10		10
FedEx SmartPost	983	926	782	6		18

Total revenues	11,617	10,578	9,573	10		10
Operating expenses:
Salaries and employee benefits	1,756	1,586	1,451	11		9
Purchased transportation	4,635	4,191	3,762	11		11
Rentals	402	331	284	21		17
Depreciation and amortization	468	434	389	8		12
Fuel	17	17	14	—		21
Maintenance and repairs	222	190	176	17		8
Intercompany charges(1)	1,099	1,094	929	—		18
Other(2)	1,008	893	755	13		18

Total operating expenses	9,607	8,736	7,760	10		13

Operating income	$2,010	$1,842	$1,813	9		2

Operating margin(1)	17.3%	17.4%	18.9%	(10	)bp	(150	)bp

Average daily package volume:
FedEx Ground	4,588	4,222	3,907	9		8
FedEx SmartPost	2,186	2,058	1,692	6		22

Revenue per package (yield):
FedEx Ground	$9.10	$8.94	$8.77	2		2
FedEx SmartPost	$1.78	$1.77	$1.81	1		(2)

	Percent of Revenue
	2014	2013	2012
Operating expenses:
Salaries and employee benefits	15.1%	15.0%	15.2%
Purchased transportation	39.9	39.6	39.3
Rentals	3.5	3.1	3.0
Depreciation and amortization	4.0	4.1	4.1
Fuel	0.2	0.2	0.1
Maintenance and repairs	1.9	1.8	1.8
Intercompany charges(1)	9.4	10.4	9.7
Other(2)	8.7	8.4	7.9

Total operating expenses	82.7	82.6	81.1

Operating margin(1)	17.3%	17.4%	18.9%

(1)

Includes allocations of $105 million in 2013 for business realignment costs, which reduced operating margin by 100 basis points. In addition, amounts have been revised to conform to the change in segment presentation regarding the allocation of corporate headquarters costs.

(2)	Includes predominantly costs associated with outside service contracts (such as security and facility services), insurance and professional fees.

FedEx Ground Segment Revenues

FedEx Ground segment revenues increased 10% in 2014 due to both volume and yield growth at FedEx Ground and volume growth at FedEx SmartPost. In addition, 2014 revenues were negatively impacted by one fewer operating day, unusually severe weather and lower fuel surcharges.

Average daily volume at FedEx Ground increased 9% during 2014 due to market share gains resulting from continued growth in our FedEx Home Delivery service and commercial business. FedEx Ground yield increased 2% during 2014 primarily due to rate increases and higher residential surcharges, partially offset by lower fuel surcharge revenue.

FedEx SmartPost volumes grew 6% during 2014 primarily due to growth in e-commerce. Yields at FedEx SmartPost increased 1% during 2014 primarily due to rate increases and change in service mix, partially offset by higher postage costs and lower fuel surcharges. FedEx SmartPost yield represents the amount charged to customers net of postage paid to the USPS.

During 2013, FedEx Ground segment revenues increased 10% due to volume increases at both FedEx Ground and FedEx SmartPost, as well as yield growth at FedEx Ground.

FedEx Ground average daily package volume increased 8% during 2013 due to market share gains from continued growth in our FedEx Home Delivery service and increases in our commercial business. FedEx Ground yield increased 2% in 2013 primarily due to increased rates and higher residential surcharge revenue, partially offset by lower fuel surcharges and package weights.

FedEx SmartPost average daily volume grew 22% during 2013 primarily as a result of growth in e-commerce. Yields at FedEx SmartPost decreased 2% during 2013 primarily due to higher postage costs, partially offset by increased rates.

The FedEx Ground fuel surcharge is based on a rounded average of the national U.S. on-highway average price for a gallon of diesel fuel, as published by the Department of Energy. Our fuel surcharge ranged as follows for the years ended May 31:

	2014	2013	2012
Low	6.50%	6.50%	7.50%
High	7.00	8.50	9.50
Weighted-average	6.66	7.60	8.46

In January 2014, FedEx Ground and FedEx Home Delivery implemented a 4.9% increase in average list price. FedEx SmartPost rates also increased. In January 2013, FedEx Ground and FedEx Home Delivery implemented a 4.9% increase in average list price. The full average rate increase of 5.9% was partially offset by adjusting the fuel price threshold at which the fuel surcharge begins, reducing the fuel surcharge by one percentage point. FedEx SmartPost rates also increased.

FedEx Ground Segment Operating Income

FedEx Ground segment operating income increased 9% in 2014 driven by higher volumes and yields. Operating income comparisons were also positively impacted by the inclusion in 2013 of costs associated with our business realignment program as discussed below. The increase to operating income in 2014 was partially offset by higher network expansion costs, as we continue to invest heavily in the growing FedEx Ground and FedEx SmartPost businesses, and the net negative impact of fuel. In addition, operating income in 2014 was negatively affected by year-over-year impact of unusually severe weather and one fewer operating day. The decline in operating margin for 2014 is primarily attributable to the negative net impact of fuel and network expansion costs. Operating margin in 2014 benefited from the inclusion in 2013 of costs associated with our business realignment program.

Salaries and employee benefits expense increased 11% during 2014 primarily due to additional staffing to support volume growth and higher healthcare costs. Other expense increased 13% primarily due to higher self-insurance costs and credit card fees. Rentals expense increased 21% in 2014 due to network expansion. Depreciation and amortization expense increased 8% in 2014 due to network expansion and trailer purchases.

FedEx Ground segment operating income increased 2% during 2013 primarily due to volume growth and higher yields. However, operating margin decreased as the benefit of higher volume and revenue per package was more than offset by intercompany charges of $105 million associated with the business realignment program and a favorable self-insurance adjustment in 2012. Purchased transportation costs increased 11% in 2013 primarily as a result of volume growth and higher rates paid to our independent contractors. Other operating expenses increased 18% primarily due to a favorable self-insurance adjustment in 2012 and higher legal expenses. Salaries and employee benefits expense increased 9% in 2013 primarily due to increased staffing to support volume growth.

Independent Contractor Model

Although FedEx Ground is involved in numerous lawsuits and other proceedings (such as state tax or other administrative challenges) where the classification of its independent contractors is at issue, a number of recent judicial decisions support our classification, and we believe our relationship with the contractors is generally excellent. For a description of these proceedings, see “Risk Factors” and Note 18 of the accompanying consolidated financial statements.

For additional information on the FedEx Ground Independent Service Provider model, see Part 1, Item 1 under the caption “Independent Contractor Model.”

FedEx Ground Segment Outlook

FedEx Ground segment revenues and operating income are expected to continue to grow in 2015, led by volume growth across all our major services due to market share gains. We also anticipate yield growth in 2015 through yield management programs, including our recently announced dimensional weight rating changes. We will continue to make investments to grow our highly profitable FedEx Ground network through facility expansions and equipment purchases, and the impact of these investments on our cost structure will partially offset earnings growth in 2015.

We will continue to vigorously defend various attacks against our independent contractor model and incur ongoing legal costs as a part of this process. While we believe that FedEx Ground’s owner-operators are properly classified as independent contractors, it is reasonably possible that we could incur a material loss in connection with one or more of these matters or be required to make material changes to our contractor model. However, we do not believe that any such changes will impair our ability to operate and profitably grow our FedEx Ground business.

FEDEX FREIGHT SEGMENT

FedEx Freight service offerings include priority services when speed is critical and economy services when time can be traded for savings. The following table compares revenues, operating expenses, operating expenses as a percent of revenue, operating income (dollars in millions), operating margin and selected statistics for the years ended May 31:

				Percent Change
	2014	2013	2012	2014/ 2013		2013/ 2012
Revenues	$5,757	$5,401	$5,282	7		2
Operating expenses:
Salaries and employee benefits	2,444	2,342	2,316	4		1
Purchased transportation	981	865	851	13		2
Rentals	131	118	114	11		4
Depreciation and amortization	231	217	185	6		17
Fuel	595	598	636	(1)		(6)
Maintenance and repairs	179	191	192	(6)		(1)
Business realignment, impairment and other charges(1)	—	3	—	NM		NM
Intercompany charges(2)	435	456	406	(5)		12
Other(3)	416	375	393	11		(5)

Total operating expenses	5,412	5,165	5,093	5		1

Operating income	$345	$236	$189	46		25

Operating margin(4)	6.0%	4.4%	3.6%	160	bp	80	bp

Average daily LTL shipments (in thousands)
Priority	62.9	59.3	60.4	6		(2)
Economy	27.7	26.4	24.5	5		8

Total average daily LTL shipments	90.6	85.7	84.9	6		1

Weight per LTL shipment
Priority	1,262	1,237	1,202	2		3
Economy	1,000	990	1,045	1		(5)
Composite weight per LTL shipment	1,182	1,161	1,156	2		—

LTL revenue per shipment
Priority	$223.61	$220.32	$216.47	1		2
Economy	258.05	256.38	250.30	1		2
Composite LTL revenue per shipment	$234.23	$231.52	$226.24	1		2

LTL revenue per hundredweight
Priority	$17.73	$17.80	$18.02	—		(1)
Economy	25.80	25.90	23.96	—		8
Composite LTL revenue per hundredweight	$19.82	$19.94	$19.57	(1)		2

	Percent of Revenue
	2014	2013	2012
Operating expenses:
Salaries and employee benefits	42.5%	43.4%	43.9%
Purchased transportation	17.1	16.0	16.1
Rentals	2.3	2.2	2.2
Depreciation and amortization	4.0	4.0	3.5
Fuel	10.3	11.1	12.0
Maintenance and repairs	3.1	3.5	3.6
Business realignment, impairment and other charges(1)	—	—	—
Intercompany charges(2)	7.5	8.5	7.7
Other(3)	7.2	6.9	7.4

Total operating expenses	94.0	95.6	96.4

Operating margin(4)	6.0%	4.4%	3.6%

(1)	2013 includes severance costs associated with our voluntary buyout program.

(2)

Includes allocations of $47 million in 2013 for business realignment costs. In addition, amounts have been revised to conform to the change in segment presentation regarding the allocation of corporate headquarters costs.

(3)	Includes predominantly costs associated with insurance, professional fees and outside service contracts (such as security and facility services).

(4)	The direct and indirect charges disclosed in notes (1) and (2) above reduced 2013 operating margin by 90 basis points.

FedEx Freight Segment Revenues

FedEx Freight segment revenues increased 7% during 2014 due to higher average daily LTL shipments and revenue per LTL shipment. Revenues in 2014 were negatively impacted by one fewer operating day. Average daily LTL shipments increased 6% in 2014 due to higher demand for our FedEx Freight Priority and FedEx Freight Economy service offerings. LTL revenue per shipment increased 1% in 2014 due to changes in shipment characteristics, primarily higher weight per LTL shipment. LTL revenue per hundredweight decreased 1% during 2014 due to changes in shipment characteristics, primarily higher weight per LTL shipment. Changes in weight per shipment generally have an inverse effect on revenue per hundredweight, as an increase in weight per shipment will typically cause a decrease in revenue per hundredweight.

During 2013, FedEx Freight segment revenues increased 2% due to higher LTL revenue per hundredweight and average daily LTL shipments. LTL revenue per hundredweight increased 2% in 2013 due to improvements in FedEx Freight Economy service offerings resulting from higher rates and lower weight per LTL shipment. Average daily LTL shipments increased 1% in 2013 driven by our FedEx Freight Economy services offering, partially offset by transitional challenges encountered by some customers in the second half of 2013 while migrating FedEx Freight functionality to the FedEx enterprise automated platform.

The weekly indexed LTL fuel surcharge is based on the average of the U.S. on-highway average prices for a gallon of diesel fuel, as published by the Department of Energy. The indexed LTL fuel surcharge ranged as follows for the years ended May 31:

	2014	2013	2012
Low	22.70%	21.80%	19.80%
High	23.70	24.40	24.30
Weighted-average	23.20	23.38	22.90

In March 2014, FedEx Freight increased certain U.S. and other shipping rates by an average of 3.9%. In July 2013, FedEx Freight increased certain U.S. and other shipping rates by an average of 4.5%. In July 2012, FedEx Freight increased certain U.S. and other shipping rates by an average of 6.9%.

FedEx Freight Segment Operating Income

FedEx Freight segment operating income and operating margin increased in 2014 due to the positive impacts of higher average daily LTL shipments, higher LTL revenue per shipment and greater network efficiency. Operating income comparisons also benefited from the inclusion in 2013 of costs associated with our business realignment program as discussed below. Operating income in 2014 was negatively impacted by higher depreciation and amortization expense, the negative year-over-year impact of severe weather and one fewer operating day.

Purchased transportation expense increased 13% in 2014 due to increased use of rail and road third-party transportation providers and higher rates. Salaries and employee benefits increased 4% in 2014 primarily due to a volume-related increase in labor hours and higher healthcare costs. Other operating expenses increased 11% in 2014 due to higher self-insurance costs, bad debt expense and real estate taxes. Intercompany charges decreased 5% in 2014 primarily due to the inclusion in the prior year results of costs associated with the business realignment program at FedEx Services, partially offset by higher allocated sales costs.

The net impact of fuel had a minimal impact on operating income in 2014.

During 2013, the FedEx Freight segment operating results improved as a result of LTL revenue per hundredweight growth and increased average daily LTL shipments, along with ongoing improvement in operational efficiencies in our integrated network. However, operating results for 2013 were negatively impacted by $50 million of costs associated with our business realignment program both directly and through intercompany allocations.

Depreciation and amortization expense increased 17% due to continued investment in replacement transportation equipment. Salaries and employee benefits increased 1% in 2013 primarily due to increases in volume and higher healthcare, workers’ compensation and pension costs, partially offset by operational efficiencies and lower incentive compensation. Purchased transportation costs increased 2% in 2013 due to increased utilization of rail and higher rates, partially offset by a lower cost per mile due to our ability to optimize mode of transportation.

Fuel costs decreased 6% in 2013 due to increased utilization of rail and fuel efficiency improvements. The net impact of fuel had a minimal impact on operating income in 2013.

FedEx Freight Segment Outlook

We expect continued revenue and operating income growth at the FedEx Freight segment in 2015 driven by volume and revenue per shipment increases from our differentiated LTL services, as well as continued improvement in network and operational optimization. The recently announced increase to our fuel surcharge rates for certain LTL shipments will benefit yields in 2015. Capital expenditures in 2015 are expected to increase, with the majority of our spending for replacement of vehicles.

FINANCIAL CONDITION

LIQUIDITY

Cash and cash equivalents totaled $2.9 billion at May 31, 2014, compared to $4.9 billion at May 31, 2013. The following table provides a summary of our cash flows for the periods ended May 31 (in millions):

	2014	2013	2012
Operating activities:
Net income	$2,097	$1,561	$2,032
Business realignment, impairment and other charges	—	479	134
Other noncash charges and credits	3,415	3,183	3,504
Changes in assets and liabilities	(1,248)	(535)	(835)

Cash provided by operating activities	4,264	4,688	4,835

Investing activities:
Capital expenditures	(3,533)	(3,375)	(4,007)
Business acquisitions, net of cash acquired	(36)	(483)	(116)
Proceeds from asset dispositions and other	18	55	74

Cash used in investing activities	(3,551)	(3,803)	(4,049)

Financing activities:
Purchase of treasury stock, including ASRs	(4,857)	(246)	(197)
Principal payments on debt	(254)	(417)	(29)
Proceeds from debt issuances	1,997	1,739	—
Dividends paid	(187)	(177)	(164)
Other	582	285	146

Cash (used in) provided by financing activities	(2,719)	1,184	(244)
Effect of exchange rate changes on cash	(3)	5	(27)

Net (decrease) increase in cash and cash equivalents	$(2,009)	$2,074	$515

Cash Provided by Operating Activities. Cash flows from operating activities decreased $424 million in 2014 primarily due to voluntary employee severance program payouts, an income tax refund received in the prior year, higher income tax payments and higher pension contributions, partially offset by higher net income. Cash flows from operating activities decreased $147 million in 2013 primarily due to decreased earnings and higher tax, variable compensation and voluntary buyout payments, partially offset by a decrease in pension contributions. We made contributions of $660 million to our tax-qualified U.S. domestic pension plans (“U.S. Pension Plans”) during 2014 and contributions of $560 million in 2013 and $722 million in 2012.

Cash Used in Investing Activities. Capital expenditures were 5% higher in 2014 largely due to increased spending at FedEx Ground and FedEx Express and 16% lower in 2013 largely due to decreased spending at FedEx Express. See “Capital Resources” for a discussion of capital expenditures during 2014 and 2013.

Financing Activities. The following table provides a summary of our senior unsecured debt issuances for the periods ended May 31 (in millions):

			2014	2013
Senior unsecured debt issued:
Interest Rate %	Issuance Date	Maturity
4.00	January 2014	2024	$750	$—
4.90	January 2014	2034	500	—
5.10	January 2014	2044	750	—
2.70	April 2013	2023	—	250
4.10	April 2013	2043	—	500
2.625	July 2012	2023	—	500
3.875	July 2012	2043	—	500

Total senior unsecured debt issued			$2,000	$1,750

The senior unsecured debt was issued under shelf registration statements current at the time of issuance. Interest on these notes is paid semiannually. We utilized the net proceeds of the 2014 debt issuance to finance the ASR agreements as discussed below. We utilized the net proceeds of the 2013 debt issuances for working capital and general corporate purposes.

During 2014, we repaid our $250 million 7.38% senior unsecured notes that matured on January 15, 2014. During 2013, we made principal payments of $116 million related to capital lease obligations and repaid our $300 million 9.65% unsecured notes that matured in June 2012 using cash from operations.

In October 2013, our Board of Directors authorized a new share repurchase program of up to 32 million shares of common stock. These shares augmented the 10.2 million shares remaining on our previous share repurchase authorizations at May 31, 2013. Shares may be purchased from time to time in the open market or in privately negotiated transactions. Repurchases are made at the company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock and general market conditions. No time limit was set for the completion of the repurchase program, and the program may be suspended or discontinued at any time.

In January 2014, we entered into ASR agreements with two banks to repurchase an aggregate of $2.0 billion of our common stock. During the third quarter of 2014, 11.4 million shares were initially delivered to us based on then-current market prices. During the fourth quarter of 2014, the ASR transactions were completed and we received 3.4 million additional shares. The final number of shares delivered upon settlement of each ASR agreement was determined based on a discount to the volume-weighted average price of our stock during the term of the respective transaction. In total, 14.8 million shares were delivered under the ASR agreements. See Note 1 of the accompanying consolidated financial statements for additional information regarding the ASR agreements. In addition, in 2014 and 2013, we repurchased shares of our common stock in the open market.

The following table provides a summary of our common stock share repurchases for the periods ended May 31 (dollars in millions, except per share amounts):

	2014			2013
	Total Number of Shares Purchased	Average Price Paid per Share	Total Purchase Price	Total Number of Shares Purchased	Average Price Paid per Share	Total Purchase Price
Common stock purchases	36,845,590	$131.83	$4,857	2,700,000	$90.96	$246

As of May 31, 2014, 5.3 million shares remained under our share repurchase authorizations.

CAPITAL RESOURCES

Our operations are capital intensive, characterized by significant investments in aircraft, vehicles, technology, facilities, and package-handling and sort equipment. The amount and timing of capital additions depend on various factors, including pre-existing contractual commitments, anticipated volume growth, domestic and international economic conditions, new or enhanced services, geographical expansion of services, availability of satisfactory financing and actions of regulatory authorities.

The following table compares capital expenditures by asset category and reportable segment for the years ended May 31 (in millions):

				Percent Change
	2014	2013	2012	2014/ 2013	2013/ 2012
Aircraft and related equipment	$1,327	$1,190	$1,875	12	(37)
Facilities and sort equipment	819	727	638	13	14
Vehicles	784	734	723	7	2
Information and technology investments	403	452	541	(11)	(16)
Other equipment	200	272	230	(26)	18

Total capital expenditures	$3,533	$3,375	$4,007	5	(16)

FedEx Express segment	$1,994	$2,067	$2,689	(4)	(23)
FedEx Ground segment	850	555	536	53	4
FedEx Freight segment	325	326	340	—	(4)
FedEx Services segment	363	424	437	(14)	(3)
Other	1	3	5	NM	NM

Total capital expenditures	$3,533	$3,375	$4,007	5	(16)

Capital expenditures during 2014 were higher than the prior year primarily due to increased spending for sort facility expansion and equipment at FedEx Ground and aircraft and related equipment at FedEx Express. Aircraft and related equipment expenditures at FedEx Express during 2014 included the delivery of 17 Boeing 757 (“B757”) aircraft, four Boeing 767-300 Freighter (“B767F”) aircraft and two Boeing 777 Freighter (“B777F”) aircraft, as well as the modification of certain aircraft before being placed into service. Capital expenditures during 2013 were lower than the prior year primarily due to decreased spending for aircraft and related equipment at FedEx Express. Aircraft and aircraft-related equipment purchases at FedEx Express during 2013 included the delivery of 16 B757s to be modified for cargo transport and four B777Fs.

LIQUIDITY OUTLOOK

We believe that our cash and cash equivalents, which totaled $2.9 billion at May 31, 2014, cash flow from operations and available financing sources will be adequate to meet our liquidity needs, including working capital, capital expenditure requirements and debt payment obligations. Our cash and cash equivalents balance at May 31, 2014 includes $471 million of cash in offshore jurisdictions associated with our permanent reinvestment strategy. We do not believe that the indefinite reinvestment of these funds offshore impairs our ability to meet our U.S. domestic debt or working capital obligations.

Our capital expenditures are expected to be $4.2 billion in 2015. We anticipate that our cash flow from operations will be sufficient to fund our increased capital expenditures in 2015, which will include spending for aircraft modernization and re-fleeting at FedEx Express and network expansion at FedEx Ground. We expect approximately 40% of capital expenditures in 2015 to be designated for growth initiatives, predominantly at FedEx Ground, and 60% dedicated to maintaining our existing operations. Our expected capital expenditures for 2015 include $1.6 billion in investments for delivery of aircraft and progress payments toward future aircraft deliveries at FedEx Express.

We have several aircraft modernization programs underway that are supported by the purchase of B777F, B767F and B757 aircraft. These aircraft are significantly more fuel-efficient per unit than the aircraft types previously utilized, and these expenditures are necessary to achieve significant long-term operating savings and to replace older aircraft. Our ability to delay the timing of these aircraft-related expenditures is limited without incurring significant costs to modify existing purchase agreements. During 2014, FedEx Express entered into an agreement to purchase two B767F aircraft, the delivery of which will occur in 2016 and 2017. FedEx Express also deferred 11 existing options to purchase B777F aircraft by two years. Additionally in 2014, we entered into supplemental agreements to purchase 16 B757 option aircraft pursuant to an agreement originally entered into in March 2013, the delivery of which began in 2014 and will continue through 2015.

We have a shelf registration statement filed with the Securities and Exchange Commission (“SEC”) that allows us to sell, in one or more future offerings, any combination of our unsecured debt securities and common stock.

A $1 billion revolving credit facility is available to finance our operations and other cash flow needs and to provide support for the issuance of commercial paper. The revolving credit agreement expires in March 2018. The agreement contains a financial covenant, which requires us to maintain a leverage ratio of adjusted debt (long-term debt, including the current portion of such debt, plus six times our last four fiscal quarters’ rentals and landing fees) to capital (adjusted debt plus total common stockholders’ investment) that does not exceed 70%. Our leverage ratio of adjusted debt to capital was 57% at May 31, 2014. We believe the leverage ratio covenant is the only significant restrictive covenant in our revolving credit agreement. Our revolving credit agreement contains other customary covenants that do not, individually or in the aggregate, materially restrict the conduct of our business. We are in compliance with the leverage ratio covenant and all other covenants of our revolving credit agreement and do not expect the covenants to affect our operations, including our liquidity or expected funding needs. As of May 31, 2014, no commercial paper was outstanding, and the entire $1 billion under the revolving credit facility was available for future borrowings.

For 2015, we anticipate making required contributions totaling approximately $580 million to our U.S. Pension Plans. Our U.S. Pension Plans have ample funds to meet expected benefit payments.

Standard & Poor’s has assigned us a senior unsecured debt credit rating of BBB and commercial paper rating of A-2 and a ratings outlook of “stable.” Moody’s Investors Service has assigned us a senior unsecured debt credit rating of Baa1 and commercial paper rating of P-2 and a ratings outlook of “stable.” If our credit ratings drop, our interest expense may increase. If our commercial paper ratings drop below current levels, we may have difficulty utilizing the commercial paper market. If our senior unsecured debt credit ratings drop below investment grade, our access to financing may become limited.

CONTRACTUAL CASH OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The following table sets forth a summary of our contractual cash obligations as of May 31, 2014. Certain of these contractual obligations are reflected in our balance sheet, while others are disclosed as future obligations under accounting principles generally accepted in the United States. Except for the current portion of interest on long-term debt, this table does not include amounts already recorded in our balance sheet as current liabilities at May 31, 2014. We have certain contingent liabilities that are not accrued in our balance sheet in accordance with accounting principles generally accepted in the United States. These contingent liabilities are not included in the table below. We have other long-term liabilities reflected in our balance sheet, including deferred income taxes, qualified and nonqualified pension and postretirement healthcare plan liabilities and other self-insurance accruals. The payment obligations associated with these liabilities are not reflected in the table below due to the absence of scheduled maturities. Accordingly, this table is not meant to represent a forecast of our total cash expenditures for any of the periods presented.

	Payments Due by Fiscal Year (Undiscounted) (in millions)
	2015	2016	2017	2018	2019	Thereafter	Total
Operating activities:
Operating leases	$2,062	$1,903	$1,932	$1,455	$1,228	$ 6,814	$15,394
Non-capital purchase obligations and other	433	274	123	58	19	101	1,008
Interest on long-term debt	232	231	231	231	231	3,925	5,081
Contributions to our U.S. Pension Plans	580	—	—	—	—	—	580

Investing activities:
Aircraft and aircraft-related capital commitments	1,147	1,248	956	1,368	859	4,498	10,076
Other capital purchase obligations	185	—	—	—	—	—	185

Financing activities:
Debt	—	—	—	—	750	3,990	4,740

Total	$4,639	$3,656	$3,242	$3,112	$3,087	$19,328	$37,064

Open purchase orders that are cancelable are not considered unconditional purchase obligations for financial reporting purposes and are not included in the table above. Such purchase orders often represent authorizations to purchase rather than binding agreements. See Note 17 of the accompanying consolidated financial statements for more information.

Operating Activities

In accordance with accounting principles generally accepted in the United States, future contractual payments under our operating leases (totaling $15 billion on an undiscounted basis) are not recorded in our balance sheet. Credit rating agencies routinely use information concerning minimum lease payments required for our operating leases to calculate our debt capacity. The amounts reflected in the table above for operating leases represent future minimum lease payments under noncancelable operating leases (principally aircraft and facilities) with an initial or remaining term in excess of one year at May 31, 2014. Under the proposed new lease accounting rules, the majority of these leases will be required to be recognized on the balance sheet as a liability with an offsetting right-to-use asset. In the past, we financed a significant portion of our aircraft needs (and certain other equipment needs) using operating leases (a type of “off-balance sheet financing”). At the time that the decision to lease was made, we determined that these operating leases would provide economic benefits favorable to ownership with respect to market values, liquidity or after-tax cash flows.

The amounts reflected for purchase obligations represent noncancelable agreements to purchase goods or services that are not capital-related. Such contracts include those for printing and advertising and promotions contracts.

Included in the table above within the caption entitled “Non-capital purchase obligations and other” is our estimate of the current portion of the liability ($1 million) for uncertain tax positions. We cannot reasonably estimate the timing of the long-term payments or the amount by which the liability will increase or decrease over time; therefore, the long-term portion of the liability ($37 million) is excluded from the table. See Note 12 of the accompanying consolidated financial statements for further information.

The amounts reflected in the table above for interest on long-term debt represent future interest payments due on our long-term debt, all of which are fixed rate.

We had $396 million in deposits and progress payments as of May 31, 2014 on aircraft purchases and other planned aircraft-related transactions.

Investing Activities

The amounts reflected in the table above for capital purchase obligations represent noncancelable agreements to purchase capital-related equipment. Such contracts include those for certain purchases of aircraft, aircraft modifications, vehicles, facilities, computers and other equipment. Commitments to purchase aircraft in passenger configuration do not include the attendant costs to modify these aircraft for cargo transport unless we have entered into noncancelable commitments to modify such aircraft.

Financing Activities

We have certain financial instruments representing potential commitments, not reflected in the table above, that were incurred in the normal course of business to support our operations, including standby letters of credit and surety bonds. These instruments are required under certain U.S. self-insurance programs and are also used in the normal course of international operations. The underlying liabilities insured by these instruments are reflected in our balance sheets, where applicable. Therefore, no additional liability is reflected for the letters of credit and surety bonds themselves.

The amounts reflected in the table above for long-term debt represent future scheduled payments on our long-term debt. In 2015, we have no scheduled debt payments.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make significant judgments and estimates to develop amounts reflected and disclosed in the financial statements. In many cases, there are alternative policies or estimation techniques that could be used. We maintain a thorough process to review the application of our accounting policies and to evaluate the appropriateness of the many estimates that are required to prepare the financial statements of a complex, global corporation. However, even under optimal circumstances, estimates routinely require adjustment based on changing circumstances and new or better information.

The estimates discussed below include the financial statement elements that are either the most judgmental or involve the selection or application of alternative accounting policies and are material to our financial statements. Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors and with our independent registered public accounting firm.

RETIREMENT PLANS

OVERVIEW. We sponsor programs that provide retirement benefits to most of our employees. These programs include defined benefit pension plans, defined contribution plans and postretirement healthcare plans and are described in Note 13 of the accompanying consolidated financial statements.

The current rules for pension accounting are complex and can produce tremendous volatility in our results, financial condition and liquidity. Our pension expense is primarily a function of the value of our plan assets and the discount rate used to measure our pension liabilities at a single point in time. These factors are significantly influenced by the financial markets, which in recent years have experienced substantial volatility.

In addition to expense volatility, we are required to record year-end adjustments to our balance sheet on an annual basis for the net funded status of our pension and postretirement healthcare plans. These adjustments have fluctuated significantly over the past several years and like our pension expense, are a result of the discount rate and value of our plan assets at the measurement date. The funded status of our plans also impacts our liquidity, and the cash funding rules operate under a completely different set of assumptions and standards than those used for financial reporting purposes. As a result, our actual cash funding requirements can differ materially from our reported funded status.

Our retirement plans cost is included in the “Salaries and Employee Benefits” caption in our consolidated income statements. A summary of our retirement plans costs over the past three years is as follows (in millions):

	2014	2013	2012
U.S. domestic and international pension plans	$484	$679	$524
U.S. domestic and international defined contribution plans	363	354	338
U.S. domestic and international postretirement healthcare plans	78	78	70

	$925	$1,111	$932

Total retirement plans cost decreased $186 million in 2014 due to the favorable impact of higher discount rates at our May 31, 2013 measurement date and higher returns on plan assets. Total retirement plans cost increased $179 million in 2013 driven by lower discount rates used to measure our benefit obligations at our May 31, 2012 measurement date.

Amounts recognized in our balance sheet reflect a snapshot of the state of our long-term pension liabilities at the plan measurement date and the effect of year-end accounting on plan assets. Cumulative unrecognized actuarial losses were $6.6 billion through May 31, 2014, compared to $7.0 billion through May 31, 2013. These unrecognized losses reflect changes in the discount rates and other assumptions and differences between expected and actual asset returns, which are being amortized over future periods. These unrecognized losses may be recovered in future periods through actuarial gains. However, unless they are below a corridor amount, these unrecognized actuarial losses are required to be amortized and recognized in future periods. Our U.S. Pension Plans expense includes amortization of these actuarial losses of $363 million in 2014, $496 million in 2013 and $291 million in 2012.

PENSION COST. The accounting for pension and postretirement healthcare plans includes numerous assumptions, including the discount rate and expected long-term investment returns on plan assets. These assumptions most significantly impact our U.S. Pension Plans.

Following is a discussion of the key estimates we consider in determining our U.S. Pension Plans cost:

DISCOUNT RATE. This is the interest rate used to discount the estimated future benefit payments that have been accrued to date (the projected benefit obligation, or “PBO”) to their net present value and to determine the succeeding year’s pension expense. The discount rate is determined each year at the plan measurement date. A decrease in the discount rate increases pension expense. The discount rate affects the PBO and pension expense based on the measurement dates, as described below.

Measurement Date	Discount Rate	Amounts Determined by Measurement Date and Discount Rate
5/31/2014	4.60%	2014 PBO and 2015 expense
5/31/2013	4.79	2013 PBO and 2014 expense
5/31/2012	4.44	2012 PBO and 2013 expense
5/31/2011	5.76	2011 PBO and 2012 expense

We determine the discount rate with the assistance of actuaries, who calculate the yield on a theoretical portfolio of high-grade corporate bonds (rated Aa or better). In developing this theoretical portfolio, we select bonds that match cash flows to benefit payments, limit our concentration by industry and issuer, and apply screening criteria to ensure bonds with a call feature have a low probability of being called. To the extent scheduled bond proceeds exceed the estimated benefit payments in a given period, the calculation assumes those excess proceeds are reinvested at one-year forward rates.

The discount rate assumption is highly sensitive. A one-basis-point change in the discount rate for our largest pension plan would have a $2.1 million effect on 2015 and 2014 pension expense.

At our May 31, 2014 measurement date, a 50-basis-point increase in the discount rate would have decreased our 2014 PBO by approximately $1.5 billion and a 50-basis-point decrease in the discount rate would have increased our 2014 PBO by approximately $1.7 billion. From 2010 to 2014, the discount rate used to value our liabilities has declined by over 170 basis points, which increased the valuation of our liabilities by over $4.6 billion.

PLAN ASSETS. The estimated average rate of return on plan assets is a long-term, forward-looking assumption that also materially affects our pension cost. It is required to be the expected future long-term rate of earnings on plan assets. Our pension plan assets are invested primarily in publicly tradeable securities, and our pension plans hold only a minimal investment in FedEx common stock that is entirely at the discretion of third-party pension fund investment managers. As part of our strategy to manage pension costs and funded status volatility, we have transitioned to a liability-driven investment strategy to better align plan assets with liabilities.

Establishing the expected future rate of investment return on our pension assets is a judgmental matter, which we review on an annual basis and revise as appropriate. Management considers the following factors in determining this assumption:

•	the duration of our pension plan liabilities, which drives the investment strategy we can employ with our pension plan assets;

•	the types of investment classes in which we invest our pension plan assets and the expected compound geometric return we can reasonably expect those investment classes to earn over time; and

•	the investment returns we can reasonably expect our investment management program to achieve in excess of the returns we could expect if investments were made strictly in indexed funds.

We assumed a 7.75% expected long-term rate of return on our U.S. Pension Plan assets in 2014 and 8% in 2013 and 2012. The actual returns during each of the last three fiscal years have exceeded those long-term assumptions. For 2014, we lowered our expected return on plan assets assumption for long-term returns on plan assets to 7.75% as we refined our asset and liability management strategy. In lowering this assumption we considered our historical returns, our investment strategy for our plan assets, including the impacts of the duration of our plan liability and the relatively low annual draw on plan assets on that investment strategy. A one-basis-point change in our expected return on plan assets impacts our pension expense by $2.1 million. The actual historical annual return on our U.S. Pension Plan assets, calculated on a compound geometric basis, was 7.0%, net of investment manager fees and administrative expenses, for the 15-year period ended May 31, 2014 and 6.9%, net of investment manager fees and administrative expenses, for the 15-year period ended May 31, 2013.

Pension expense is also affected by the accounting policy used to determine the value of plan assets at the measurement date. We use a calculated-value method to determine the value of plan assets, which helps mitigate short-term volatility in market performance (both increases and decreases) by amortizing certain actuarial gains or losses over a period no longer than four years. Another method used in practice applies the market value of plan assets at the measurement date. For purposes of valuing plan assets for determining 2015 pension expense, the calculated value method resulted in the same value as the market value.

Our retirement plans costs are expected to decrease approximately $215 million in 2015 as strong returns on our pension plan assets more than offset the negative impact of a decrease in our discount rate at our May 31, 2014 measurement date.

FUNDED STATUS. Following is information concerning the funded status of our pension plans as of May 31 (in millions):

	2014	2013
Funded Status of Plans:
Projected benefit obligation (PBO)	$24,578	$22,600
Fair value of plan assets	21,907	19,433

Funded status of the plans	$(2,671)	$(3,167)

Cash Amounts:
Cash contributions during the year	$727	$615
Benefit payments during the year	$801	$589

FUNDING. The funding requirements for our U.S. Pension Plans are governed by the Pension Protection Act of 2006, which has aggressive funding requirements in order to avoid benefit payment restrictions that become effective if the funded status determined under IRS rules falls below 80% at the beginning of a plan year. All of our U.S. Pension Plans have funded status levels in excess of 80% and our plans remain adequately funded to provide benefits to our employees as they come due. Additionally, current benefit payments are nominal compared to our total plan assets (benefit payments for our U.S. Pension Plans for 2014 were approximately $749 million or 3.5% of plan assets).

During 2014, we made $645 million in required contributions to our U.S. Pension Plans. Over the past several years, we have made voluntary contributions to our U.S. Pension Plans in excess of the minimum required contributions. Amounts contributed in excess of the minimum required can result in a credit balance for funding purposes that can be used to reduce minimum contribution requirements in future years. Our current credit balance exceeds $2.5 billion at May 31, 2014. For 2015, we anticipate making required contributions to our U.S. Pension Plans totaling approximately $580 million.

See Note 13 of the accompanying consolidated financial statements for further information about our retirement plans.

SELF-INSURANCE ACCRUALS

We are self-insured up to certain limits for costs associated with workers’ compensation claims, vehicle accidents and general business liabilities, and benefits paid under employee healthcare and long-term disability programs. Our reserves are established for estimates of loss on reported claims, including incurred-but-not-reported claims. Self-insurance accruals reflected in our balance sheet were $1.8 billion at May 31, 2014 and $1.7 billion at May 31, 2013. Approximately 41% of these accruals were classified as current liabilities.

Our self-insurance accruals are primarily based on the actuarially estimated, cost of claims incurred as of the balance sheet date. These estimates include consideration of factors such as severity of claims, frequency and volume of claims, healthcare inflation, seasonality and plan designs. Cost trends on material accruals are updated each quarter. We self-insure up to certain limits that vary by operating company and type of risk. Periodically, we evaluate the level of insurance coverage and adjust insurance levels based on risk tolerance and premium expense. Historically, it has been infrequent that incurred claims exceeded our self-insured limits.

We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals. However, the use of any estimation technique in this area is inherently sensitive given the magnitude of claims involved and the length of time until the ultimate cost is known. We believe our recorded obligations for these expenses are consistently measured on a conservative basis. Nevertheless, changes in healthcare costs, accident frequency and severity, insurance retention levels and other factors can materially affect the estimates for these liabilities.

LONG-LIVED ASSETS

USEFUL LIVES AND SALVAGE VALUES. Our business is capital intensive, with approximately 59% of our total assets invested in our transportation and information systems infrastructures.

The depreciation or amortization of our capital assets over their estimated useful lives, and the determination of any salvage values, requires management to make judgments about future events. Because we utilize many of our capital assets over relatively long periods (the majority of aircraft costs are depreciated over 15 to 30 years), we periodically evaluate whether adjustments to our estimated service lives or salvage values are necessary to ensure these estimates properly match the economic use of the asset. This evaluation may result in changes in the estimated lives and residual values used to depreciate our aircraft and other equipment. For our aircraft, we typically assign no residual value due to the utilization of these assets in cargo configuration, which results in little to no value at the end of their useful life. These estimates affect the amount of depreciation expense recognized in a period and, ultimately, the gain or loss on the disposal of the asset. Changes in the estimated lives of assets will result in an increase or decrease in the amount of depreciation recognized in future periods and could have a material impact on our results of operations (as described below). Historically, gains and losses on disposals of operating equipment have not been material. However, such amounts may differ materially in the future due to changes in business levels, technological obsolescence, accident frequency, regulatory changes and other factors beyond our control.

In 2013, FedEx Express made the decision to accelerate the retirement of 76 aircraft and related engines to aid in our fleet modernization and improve our global network. In 2012, we shortened the depreciable lives for 54 aircraft and related engines to accelerate the retirement of these aircraft, resulting in a depreciation expense increase of $69 million in 2013. As a result of these accelerated retirements, we incurred an additional $74 million in year-over-year accelerated depreciation expense in 2014.

IMPAIRMENT. The FedEx Express global air and ground network includes a fleet of 650 aircraft (including approximately 300 supplemental aircraft) that provide delivery of packages and freight to more than 220 countries and territories through a wide range of U.S. and international shipping services. While certain aircraft are utilized in primary geographic areas (U.S. versus international), we operate an integrated global network, and utilize our aircraft and other modes of transportation to achieve the lowest cost of delivery while maintaining our service commitments to our customers. Because of the integrated nature of our global network, our aircraft are interchangeable across routes and geographies, giving us flexibility with our fleet planning to meet changing global economic conditions and maintain and modify aircraft as needed.

Because of the lengthy lead times for aircraft manufacture and modifications, we must anticipate volume levels and plan our fleet requirements years in advance, and make commitments for aircraft based on those projections. Furthermore, the timing and availability of certain used aircraft types (particularly those with better fuel efficiency) may create limited opportunities to acquire these aircraft at favorable prices in advance of our capacity needs. These activities create risks that asset capacity may exceed demand and that an impairment of our assets may occur. Aircraft purchases (primarily aircraft in passenger configuration) that have not been placed in service totaled $82 million at May 31, 2014 and $129 million at May 31, 2013. We plan to modify these assets in the future and place them into operations.

The accounting test for whether an asset held for use is impaired involves first comparing the carrying value of the asset with its estimated future undiscounted cash flows. If the cash flows do not exceed the carrying value, the asset must be adjusted to its current fair value. We operate integrated transportation networks and, accordingly, cash flows for most of our operating assets are assessed at a network level, not at an individual asset level for our analysis of impairment. Further, decisions about capital investments are evaluated based on the impact to the overall network rather than the return on an individual asset. We make decisions to remove certain long-lived assets from service based on projections of reduced capacity needs or lower operating costs of newer aircraft types, and those decisions may result in an impairment charge. Assets held for disposal must be adjusted to their estimated fair values less costs to sell when the decision is made to dispose of the asset and certain other criteria are met. The fair value determinations for such aircraft may require management estimates, as there may not be active markets for some of these aircraft. Such estimates are subject to revision from period to period.

In the normal management of our aircraft fleet, we routinely idle aircraft and engines temporarily due to maintenance cycles and adjustments of our network capacity to match seasonality and overall customer demand levels. Temporarily idled assets are classified as available-for-use, and we continue to record depreciation expense associated with these assets. These temporarily idled assets are assessed for impairment on a quarterly basis. The criteria for determining whether an asset has been permanently removed from service (and, as a result, impaired) include, but are not limited to, our global economic outlook and the impact of our outlook on our current and projected volume levels, including capacity needs during our peak shipping seasons; the introduction of new fleet types or decisions to permanently retire an aircraft fleet from operations; or changes to planned service expansion activities. At May 31, 2014, we had 10 aircraft temporarily idled, one of which was fully depreciated. These aircraft have been idled for an average of three months and are expected to return to revenue service.

In 2013, we retired from service two Airbus A310-200 aircraft and four related engines, three Airbus A310-300 aircraft and two related engines and five Boeing MD10-10 aircraft and 15 related engines, to align with the plans of FedEx Express to modernize its aircraft fleet and improve its global network. As a consequence of this decision, a noncash impairment charge of $100 million ($63 million, net of tax, or $0.20 per diluted share) was recorded in 2013. All of these aircraft were temporarily idled and not in revenue service.

LEASES. We utilize operating leases to finance certain of our aircraft, facilities and equipment. Such arrangements typically shift the risk of loss on the residual value of the assets at the end of the lease period to the lessor. As disclosed in “Contractual Cash Obligations” and Note 7 of the accompanying consolidated financial statements, at May 31, 2014 we had approximately $15 billion (on an undiscounted basis) of future commitments for payments under operating leases. The weighted-average remaining lease term of all operating leases outstanding at May 31, 2014 was approximately six years. The future commitments for operating leases are not reflected as a liability in our balance sheet under current U.S. accounting rules.

The determination of whether a lease is accounted for as a capital lease or an operating lease requires management to make estimates primarily about the fair value of the asset and its estimated economic useful life. In addition, our evaluation includes ensuring we properly account for build-to-suit lease arrangements and making judgments about whether various forms of lessee involvement during the construction period make the lessee an agent for the owner-lessor or, in substance, the owner of the asset during the construction period. We believe we have well-defined and controlled processes for making these evaluations, including obtaining third-party appraisals for material transactions to assist us in making these evaluations.

Under a proposed revision to the accounting standards for leases, we would be required to record an asset and a liability for our outstanding operating leases similar to the current accounting for capital leases. Notably, the amount we record in the future would be the net present value of our future lease commitments at the date of adoption. This proposed guidance has not been issued and has been subjected to numerous revisions, most recently in May 2013. While we are not required to quantify the effects of the proposed rule changes until they are finalized, we believe that a majority of our operating lease obligations reflected in the contractual cash obligations table would be required to be reflected in our balance sheet were the proposed rules to be adopted. Furthermore, our existing financing agreements and the rating agencies that evaluate our creditworthiness already take our operating leases into account.

GOODWILL. As of May 31, 2014, we had $2.8 billion of recorded goodwill from our business acquisitions, representing the excess of the purchase price over the fair value of the net assets we have acquired. Several factors give rise to goodwill in our acquisitions, such as the expected benefit from synergies of the combination and the existing workforce of the acquired business.

In our evaluation of goodwill impairment, we perform a qualitative assessment that requires management judgment and the use of estimates to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment is not conclusive, we proceed to a two-step process to test goodwill for impairment, including comparing the fair value of the reporting unit to its carrying value (including attributable goodwill). Fair value is estimated using standard valuation methodologies (principally the income or market approach) incorporating market participant considerations and management’s assumptions on revenue growth rates, operating margins, discount rates and expected capital expenditures. Estimates used by management can significantly affect the outcome of the impairment test. Changes in forecasted operating results and other assumptions could materially affect these estimates. We perform our annual impairment tests in the fourth quarter unless circumstances indicate the need to accelerate the timing of the tests.

Our reporting units with significant recorded goodwill include FedEx Express, FedEx Freight and FedEx Office (reported in the FedEx Services segment). We evaluated these reporting units during the fourth quarters of 2014 and 2013. The estimated fair value of each of these reporting units exceeded their carrying values in 2014 and 2013, and we do not believe that any of these reporting units were at risk as of May 31, 2014.

CONTINGENCIES

We are subject to various loss contingencies, including tax proceedings and litigation, in connection with our operations. Contingent liabilities are difficult to measure, as their measurement is subject to multiple factors that are not easily predicted or projected. Further, additional complexity in measuring these liabilities arises due to the various jurisdictions in which these matters occur, which makes our ability to predict their outcome highly uncertain. Moreover, different accounting rules must be employed to account for these items based on the nature of the contingency. Accordingly, significant management judgment is required to assess these matters and to make determinations about the measurement of a liability, if any. Our material pending loss contingencies are described in Note 18 of the accompanying consolidated financial statements. In the opinion of management, the aggregate liability, if any, of individual matters or groups of matters not specifically described in Note 18 is not expected to be material to our financial position, results of operations or cash flows. The following describes our methods and associated processes for evaluating these matters.

TAX CONTINGENCIES. We are subject to income and operating tax rules of the U.S., its states and municipalities, and of the foreign jurisdictions in which we operate. Significant judgment is required in determining income tax provisions, as well as deferred tax asset and liability balances and related deferred tax valuation allowances, if necessary, due to the complexity of these rules and their interaction with one another. We account for income taxes by recording both current taxes payable and deferred tax assets and liabilities. Our provision for income taxes is based on domestic and international statutory income tax rates in the jurisdictions in which we operate, applied to taxable income, reduced by applicable tax credits.

Tax contingencies arise from uncertainty in the application of tax rules throughout the many jurisdictions in which we operate and are impacted by several factors, including tax audits, appeals, litigation, changes in tax laws and other rules and their interpretations, and changes in our business. We regularly assess the potential impact of these factors for the current and prior years to determine the adequacy of our tax provisions. We continually evaluate the likelihood and amount of potential adjustments and adjust our tax positions, including the current and deferred tax liabilities, in the period in which the facts that give rise to a revision become known. In addition, management considers the advice of third parties in making conclusions regarding tax consequences.

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the related provision.

We classify interest related to income tax liabilities as interest expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are due within one year of the balance sheet date are presented as current liabilities. The remaining portion of our income tax liabilities and accrued interest and penalties are presented as noncurrent liabilities because payment of cash is not anticipated within one year of the balance sheet date. These noncurrent income tax liabilities are recorded in the caption “Other liabilities” in the accompanying consolidated balance sheets.

We account for operating taxes based on multi-state, local and foreign taxing jurisdiction rules in those areas in which we operate. Provisions for operating taxes are estimated based upon these rules, asset acquisitions and disposals, historical spend and other variables. These provisions are consistently evaluated for reasonableness against compliance and risk factors.

We measure and record operating tax contingency accruals in accordance with accounting guidance for contingencies. As discussed below, this guidance requires an accrual of estimated loss from a contingency, such as a tax or other legal proceeding or claim, when it is probable that a loss will be incurred and the amount of the loss can be reasonably estimated.

OTHER CONTINGENCIES. Because of the complex environment in which we operate, we are subject to other legal proceedings and claims, including those relating to general commercial matters, governmental enforcement actions, employment-related claims and FedEx Ground’s owner-operators. Accounting guidance for contingencies requires an accrual of estimated loss from a contingency, such as a tax or other legal proceeding or claim, when it is probable (i.e., the future event or events are likely to occur) that a loss has been incurred and the amount of the loss can be reasonably estimated. This guidance also requires disclosure of a loss contingency matter when, in management’s judgment, a material loss is reasonably possible or probable.

During the preparation of our financial statements, we evaluate our contingencies to determine whether it is probable, reasonably possible or remote that a liability has been incurred. A loss is recognized for all contingencies deemed probable and estimable, regardless of amount. For unresolved contingencies with potentially material exposure that are deemed reasonably possible, we evaluate whether a potential loss or range of loss can be reasonably estimated.

Our evaluation of these matters is the result of a comprehensive process designed to ensure that accounting recognition of a loss or disclosure of these contingencies is made in a timely manner and involves our legal and accounting personnel, as well as external counsel where applicable. The process includes regular communications during each quarter and scheduled meetings shortly before the completion of our financial statements to evaluate any new legal proceedings and the status of existing matters.

In determining whether a loss should be accrued or a loss contingency disclosed, we evaluate, among other factors:

•	the current status of each matter within the scope and context of the entire lawsuit or proceeding (i.e., the lengthy and complex nature of class-action matters);

•	the procedural status of each matter;

•	any opportunities to dispose of a lawsuit on its merits before trial (i.e., motion to dismiss or for summary judgment);

•	the amount of time remaining before a trial date;

•	the status of discovery;

•	the status of settlement, arbitration or mediation proceedings; and

•	our judgment regarding the likelihood of success prior to or at trial.

In reaching our conclusions with respect to accrual of a loss or loss contingency disclosure, we take a holistic view of each matter based on these factors and the information available prior to the issuance of our financial statements. Uncertainty with respect to an individual factor or combination of these factors may impact our decisions related to accrual or disclosure of a loss contingency, including a conclusion that we are unable to establish an estimate of possible loss or a meaningful range of possible loss. We update our disclosures to reflect our most current understanding of the contingencies at the time we issue our financial statements. However, events may arise that were not anticipated and the outcome of a contingency may result in a loss to us that differs materially from our previously estimated liability or range of possible loss.

Despite the inherent complexity in the accounting and disclosure of contingencies, we believe that our processes are robust and thorough and provide a consistent framework for management in evaluating the potential outcome of contingencies for proper accounting recognition and disclosure.

RISK FACTORS

Our financial and operating results are subject to many risks and uncertainties, as described below.

We are directly affected by the state of the economy. While macro-economic risks apply to most companies, we are particularly vulnerable. The transportation industry is highly cyclical and especially susceptible to trends in economic activity. Our primary business is to transport goods, so our business levels are directly tied to the purchase and production of goods — key macro-economic measurements. When individuals and companies purchase and produce fewer goods, we transport fewer goods, and as companies expand the number of distribution centers and move manufacturing closer to consumer markets, we transport goods shorter distances. In addition, we have a relatively high fixed-cost structure, which is difficult to quickly adjust to match shifting volume levels. Moreover, as we continue to grow our international business, we are increasingly affected by the health of the global economy and the typically more volatile economies of emerging markets. In 2014, we saw a continued customer preference for slower, less costly shipping services — particularly for international shipments — which had a negative impact on profitability at FedEx Express.

Our businesses depend on our strong reputation and the value of the FedEx brand. The FedEx brand name symbolizes high-quality service, reliability and speed. FedEx is one of the most widely recognized, trusted and respected brands in the world, and the FedEx brand is one of our most important and valuable assets. In addition, we have a strong reputation among customers and the general public for high standards of social and environmental responsibility and corporate governance and ethics. The FedEx brand name and our corporate reputation are powerful sales and marketing tools, and we devote significant resources to promoting and protecting them. Adverse publicity (whether or not justified) relating to activities by our employees, contractors or agents, such as customer service mishaps or noncompliance with laws, could tarnish our reputation and reduce the value of our brand. With the increase in the use of social media outlets such as YouTube and Twitter, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to defend against. Damage to our reputation and loss of brand equity could reduce demand for our services and thus have an adverse effect on our financial condition, liquidity and results of operations, as well as require additional resources to rebuild our reputation and restore the value of our brand.

We rely heavily on information and technology to operate our transportation and business networks, and any disruption to our technology infrastructure or the Internet could harm our operations and our reputation among customers. Our ability to attract and retain customers and to compete effectively depends in part upon the sophistication and reliability of our technology network, including our ability to provide features of service that are important to our customers. External and internal risks, such as malware, code anomalies, “Acts of God,” attempts to penetrate our networks, transitional challenges in migrating operating company functionality to our FedEx enterprise automation platform, data leakage and human error, pose a direct threat to our products, services and data. Any disruption to the Internet or our complex, global technology infrastructure, including those impacting our computer systems and fedex.com, could adversely impact our customer service, volumes and revenues and result in increased costs. These types of adverse impacts could also occur in the event the confidentiality, integrity or availability of company and customer information was compromised due to a data loss by FedEx or a trusted third party. While we have invested and continue to invest in technology security initiatives, information technology risk management and disaster recovery plans, these measures cannot fully insulate us from technology disruptions or data loss and the resulting adverse effect on our operations and financial results. Additionally, the cost and operational consequences of implementing further data or system protection measures could be significant.

Our transportation businesses are impacted by the price and availability of fuel. We must purchase large quantities of fuel to operate our aircraft and vehicles, and the price and availability of fuel can be unpredictable and beyond our control. To date, we have been mostly successful in mitigating over time the expense impact of higher fuel costs through our indexed fuel surcharges, as the amount of the surcharges is closely linked to the market prices for fuel. If we are unable to maintain or increase our fuel surcharges because of competitive pricing pressures or some other reason, fuel costs could adversely impact our operating results. Even if we are able to offset the cost of fuel with our surcharges, high fuel surcharges could move our customers away from our higher-yielding express services to our lower-yielding deferred or ground services or even reduce customer demand for our services altogether. In addition, disruptions in the supply of fuel could have a negative impact on our ability to operate our transportation networks.

Our businesses are capital intensive, and we must make capital decisions based upon projected volume levels. We make significant investments in aircraft, vehicles, technology, package handling facilities, sort equipment, copy equipment and other assets to support our transportation and business networks. We also make significant investments to rebrand, integrate and grow the companies that we acquire. The amount and timing of capital investments depend on various factors, including our anticipated volume growth. We must make commitments to purchase or modify aircraft years before the aircraft are actually needed. We must predict volume levels and fleet requirements and make commitments for aircraft based on those projections. Missing our projections could result in too much or too little capacity relative to our shipping volumes. Overcapacity could lead to asset dispositions or write-downs and undercapacity could negatively impact service levels. For example, in 2013, we made a decision to retire from service certain aircraft and excess aircraft engines and thus recorded a noncash impairment charge of $100 million.

We face intense competition. The transportation and business services markets are both highly competitive and sensitive to price and service, especially in periods of little or no macro-economic growth. Some of our competitors have more financial resources than we do, or they are controlled or subsidized by foreign governments, which enables them to raise capital more easily. We also compete with regional transportation providers that operate smaller and less capital-intensive transportation networks. In addition, high volume package shippers are developing in-house ground delivery capabilities, which would in turn reduce our revenues and market share. We believe we compete effectively with these companies — for example, by providing more reliable service at compensatory prices. However, an irrational pricing environment can limit our ability not only to maintain or increase our prices (including our fuel surcharges in response to rising fuel costs), but also to maintain or grow our market share. While we believe we compete effectively through our current service offerings, if our current competitors or potential future competitors offer a broader range of services or more effectively bundle their services or our current customers become competitors, it could impede our ability to maintain or grow our market share.

If we do not effectively operate, integrate, leverage and grow acquired businesses, our financial results and reputation may suffer. Our strategy for long-term growth, productivity and profitability depends in part on our ability to make prudent strategic acquisitions and to realize the benefits we expect when we make those acquisitions. In furtherance of this strategy, over the past three years, we have acquired businesses in Europe, Latin America and Africa. While we expect our past and future acquisitions to enhance our value proposition to customers and improve our long-term profitability, there can be no assurance that we will realize our expectations within the time frame we have established, if at all, or that we can continue to support the value we allocate to these acquired businesses, including their goodwill or other intangible assets.

Labor organizations attempt to organize groups of our employees from time to time, and potential changes in labor laws could make it easier for them to do so. If we are unable to continue to maintain good relationships with our employees and prevent labor organizations from organizing groups of our employees, our operating costs could significantly increase and our operational flexibility could be significantly reduced. Despite continual organizing attempts by labor unions, other than the pilots of FedEx Express, all of our U.S. employees have thus far chosen not to unionize. The U.S. Congress has, in the past, considered adopting changes in labor laws, however, that would make it easier for unions to organize units of our employees. For example, there is always a possibility that Congress could remove most FedEx Express employees from the purview of the Railway Labor Act of 1926, as amended (the “RLA”). For additional discussion of the RLA, see Part I, Item 1 of this Annual Report on Form 10-K under the caption “Regulation.” Such legislation could expose our customers to the type of service disruptions that the RLA was designed to prevent — local work stoppages in key areas that interrupt the timely flow of shipments of time-sensitive, high-value goods throughout our global network. Such disruptions could threaten our ability to provide competitively priced shipping options and ready access to global markets. There is also the possibility that Congress could pass other labor legislation that could adversely affect our companies, such as FedEx Ground and FedEx Freight, whose employees are governed by the National Labor Relations Act of 1935, as amended (the “NLRA”). In addition, federal and state governmental agencies, such as the National Labor Relations Board, have and may continue to take actions that could make it easier for our employees to organize under the RLA or NLRA. Finally, changes to federal or state laws governing employee classification could impact the status of FedEx Ground’s owner-operators as independent contractors. If FedEx Ground is compelled to convert its independent contractors to employees, labor organizations could more easily organize these individuals, our operating costs could increase materially and we could incur significant capital outlays.

FedEx Ground relies on owner-operators to conduct its linehaul and pickup-and-delivery operations, and the status of these owner-operators as independent contractors, rather than employees, is being challenged. FedEx Ground’s use of independent contractors is well suited to the needs of the ground delivery business and its customers, as evidenced by the strong growth of this business segment. We are involved in numerous lawsuits and state tax and other administrative proceedings that claim that the company’s owner-operators or their drivers should be treated as our employees, rather than independent contractors. We incur certain costs, including legal fees, in defending the status of FedEx Ground’s owner-operators as independent contractors. We believe that FedEx Ground’s owner-operators are properly classified as independent contractors and that FedEx Ground is not an employer of the drivers of the company’s independent contractors. However, adverse determinations in these matters could, among other things, entitle certain of our owner-operators and their drivers to the reimbursement of certain expenses and to the benefit of wage-and-hour laws and result in employment and withholding tax and benefit liability for FedEx Ground, and could result in changes to the independent contractor status of FedEx Ground’s owner-operators. Changes to state laws governing the definition of independent contractors could also impact the status of FedEx Ground’s owner-operators.

We may not be able to achieve our profit improvement goal by the end of 2016. In 2013, we announced profit improvement programs primarily through initiatives at FedEx Express and FedEx Services that include cost reductions, modernization of our aircraft fleet, transformation of the U.S. domestic operations and international profit improvements at FedEx Express, and improved efficiencies and lower costs of information technology at FedEx Services. To this end, we retired from service 10 aircraft and related engines, and we shortened the depreciable lives of an additional 76 aircraft and related engines, in an effort to modernize our aircraft fleet and improve our global network. Additionally, during 2014, we completed a voluntary buyout program offering cash buyouts to eligible U.S.-based employees. We will continue to work towards our goal of annual profitability improvement at FedEx Express of $1.6 billion by the end of 2016. Our ability to achieve this objective is dependent on a number of factors, including the health of the global economy and future customer demand, particularly for our priority services. In light of these factors, we may not be able to achieve our goal.

The transportation infrastructure continues to be a target of terrorist activities. Because transportation assets continue to be a target of terrorist activities, governments around the world are adopting or are considering adopting stricter security requirements that will increase operating costs and potentially slow service for businesses, including those in the transportation industry. For example, the U.S. Transportation Security Administration continues to require FedEx Express to comply with a Full All-Cargo Aircraft Operator Standard Security Plan, which contains evolving and strict security requirements. These requirements are not static, but change periodically as the result of regulatory and legislative requirements, imposing additional security costs and creating a level of uncertainty for our operations. Thus, it is reasonably possible that these rules or other future security requirements could impose material costs on us. Moreover, a terrorist attack directed at FedEx or other aspects of the transportation infrastructure could disrupt our operations and adversely impact demand for our services.

The regulatory environment for global aviation or other transportation rights may impact our operations. Our extensive air network is critical to our success. Our right to serve foreign points is subject to the approval of the Department of Transportation and generally requires a bilateral agreement between the United States and foreign governments. In addition, we must obtain the permission of foreign governments to provide specific flights and services. Our operations outside of the United States, such as FedEx Express’s growing international domestic operations, are also subject to current and potential regulations, including certain postal regulations and licensing requirements, that restrict, make difficult and sometimes prohibit, the ability of foreign-owned companies such as FedEx Express to compete effectively in parts of the international domestic transportation and logistics market. Regulatory actions affecting global aviation or transportation rights or a failure to obtain or maintain aviation or other transportation rights in important international markets could impair our ability to operate our networks.

We may be affected by global climate change or by legal, regulatory or market responses to such change. Concern over climate change, including the impact of global warming, has led to significant U.S. and international legislative and regulatory efforts to limit greenhouse gas (“GHG”) emissions, including our aircraft and diesel engine emissions. For example, during 2009, the European Commission approved the extension of the European Union Emissions Trading Scheme (“ETS”) for GHG emissions, to the airline industry. Under this decision, all FedEx Express flights that are wholly within the European Union are now covered by the ETS requirements, and each year we are required to submit emission allowances in an amount equal to the carbon dioxide emissions from such flights. In addition, the U.S. Congress has, in the past, considered bills that would regulate GHG emissions, and some form of federal climate change legislation is possible in the future. Increased regulation regarding GHG emissions, especially aircraft or diesel engine emissions, could impose substantial costs on us, especially at FedEx Express. These costs include an increase in the cost of the fuel and other energy we purchase and capital costs associated with updating or replacing our aircraft or vehicles prematurely. Until the timing, scope and extent of such regulation becomes known, we cannot predict its effect on our cost structure or our operating results. It is reasonably possible, however, that it could impose material costs on us. Moreover, even without such regulation, increased awareness and any adverse publicity in the global marketplace about the GHGs emitted by companies in the airline and transportation industries could harm our reputation and reduce customer demand for our services, especially our air express services. Finally, given the broad and global scope of our operations and our susceptibility to global macro-economic trends, we are particularly vulnerable to the physical risks of climate change that could affect all of humankind, such as shifts in weather patterns and world ecosystems.

A localized disaster in a key geography could adversely impact our business. While we operate several integrated networks with assets distributed throughout the world, there are concentrations of key assets within our networks that are exposed to localized risks from natural or manmade disasters such as tornados, floods, earthquakes or terrorist attacks. The loss of a key location such as our Memphis super hub or one of our information technology centers could cause a significant disruption to our operations and cause us to incur significant costs to reestablish or relocate these functions. Moreover, resulting economic dislocations, including supply chain and fuel disruptions, could adversely impact demand for our services.

Our business may be adversely impacted by disruptions or modifications in service by the USPS. The USPS is a significant customer and vendor of FedEx, and thus, disruptions or modifications in services by the USPS as a consequence of the USPS’s current financial difficulties or any resulting structural changes to its operations, network, service offerings or pricing could have an adverse effect on our operations and financial results.

We are also subject to other risks and uncertainties that affect many other businesses, including:

•	increasing costs, the volatility of costs and funding requirements and other legal mandates for employee benefits, especially pension and healthcare benefits;

•

the increasing costs of compliance with federal, state and foreign governmental agency mandates (including the Foreign Corrupt Practices Act and the U.K. Bribery Act) and defending against inappropriate or unjustified enforcement or other actions by such agencies;

•

the impact of any international conflicts on the United States and global economies in general, the transportation industry or us in particular, and what effects these events will have on our costs or the demand for our services;

•	any impacts on our businesses resulting from new domestic or international government laws and regulation;

•

changes in foreign currency exchange rates, especially in the Chinese yuan, euro, Brazilian real, British pound and the Canadian dollar, which can affect our sales levels and foreign currency sales prices;

•	market acceptance of our new service and growth initiatives;

•

any liability resulting from and the costs of defending against class-action litigation, such as wage-and-hour and discrimination and retaliation claims, and any other legal or governmental proceedings;

•

the outcome of future negotiations to reach new collective bargaining agreements — including with the union that represents the pilots of FedEx Express (the current pilot contract became amendable in March 2013, and the parties are currently in negotiations);

•

the impact of technology developments on our operations and on demand for our services, and our ability to continue to identify and eliminate unnecessary information technology redundancy and complexity throughout the organization;

•

governmental underinvestment in transportation infrastructure, which could increase our costs and adversely impact our service levels due to traffic congestion or sub-optimal routing of our vehicles and aircraft;

•	widespread outbreak of an illness or any other communicable disease, or any other public health crisis; and

•	availability of financing on terms acceptable to us and our ability to maintain our current credit ratings, especially given the capital intensity of our operations.

FORWARD-LOOKING STATEMENTS

Certain statements in this report, including (but not limited to) those contained in “Outlook” (including segment outlooks), “Liquidity,” “Capital Resources,” “Liquidity Outlook,” “Contractual Cash Obligations” and “Critical Accounting Estimates,” and the “Retirement Plans” and “Contingencies” notes to the consolidated financial statements, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations, cash flows, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “targets,” “projects,” “intends” or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements, because of, among other things, the risk factors identified above and the other risks and uncertainties you can find in our press releases and other SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.